Exhibit (a)(1)(xi)

Amended and Restated Offer to Exchange Shares of Common Stock and Cash

by

CELL THERAPEUTICS, INC.

for

Any and All of its Outstanding

Convertible Notes Described in the Table Below

for Shares of its Common Stock

Plus a Cash Payment

Plus Accrued and Unpaid Interest Thereon to Be Paid in Cash

Title of Securities	Outstanding Principal Amount	CUSIP	Maturity
4% Convertible Senior Subordinated Notes due 2010	$55,150,000	150934AF4	07/01/2010
5.75% Convertible Senior Notes due 2011	$23,000,000	150934AL1 & 150934AM9	12/15/2011
6.75% Convertible Senior Notes due 2010	$7,000,000	150934AH0 & 150934AG2	10/31/2010
7.5% Convertible Senior Notes due 2011	$33,458,000	150934AK3 & 150934AJ6	04/30/2011
9.0% Convertible Senior Notes due 2012	$335,000	150934AN7	03/04/2012

THE EXCHANGE OFFERS HAVE BEEN AMENDED AND RESTATED AND EXTENDED.

THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 16, 2009,

UNLESS THE EXCHANGE OFFERS ARE FURTHER EXTENDED.

Cell Therapeutics, Inc., a Washington corporation (the “Company,” “we,” “our” or “us”), is offering to exchange, in separate concurrent offers as set forth below (each, an “Exchange Offer” and together, the “Exchange Offers”), shares of the Company’s common stock, no par value (the “Common Stock”), and cash for any and all of its:

(i)	$55,150,000 aggregate outstanding principal amount of 4% Convertible Senior Subordinated Notes due 2010 (the “4% Notes,” and the Exchange Offer for such 4% Notes, the “4% Notes Offer”);

(ii)	$23,000,000 aggregate outstanding principal amount of 5.75% Convertible Senior Notes due 2011 (the “5.75% Notes,” and the Exchange Offer for such 5.75% Notes, the “5.75% Notes Offer”);

(iii)	$7,000,000 aggregate outstanding principal amount of 6.75% Convertible Senior Notes due 2010 (the “6.75% Notes,” and the Exchange Offer for such 6.75% Notes, the “6.75% Notes Offer”);

(iv)	$33,458,000 aggregate outstanding principal amount of 7.5% Convertible Senior Notes due 2011 (the “7.5% Notes,” and the Exchange Offer for such 7.5% Notes, the “7.5% Notes Offer”); and

(v)	$335,000 aggregate outstanding principal amount of 9.0% Convertible Senior Notes due 2012 (the “9.0% Notes,” and the Exchange Offer for such 9.0% Notes, the “9.0% Notes Offer”);

upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Exchange (the “Offer to Exchange”), the accompanying Amended and Restated Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and the other related offering documents (which together, as they may be amended or supplemented from time to time, collectively constitute the “Exchange Offer Documents”).

In this Offer to Exchange, we refer to the 4% Notes, the 5.75% Notes, the 6.75% Notes, the 7.5% Notes, and the 9.0% Notes collectively as the “Notes.”

For each $1,000 principal amount of Notes tendered in each Exchange Offer, holders of such Notes (each, a “Holder”, and together, “Holders”) will receive (i) $134.50 in cash, and (ii) 458 shares of Common Stock (together, the “Exchange Consideration”). Accrued and unpaid interest up to, but not including, the settlement date, on Notes validly tendered and not withdrawn will be paid in cash. The Exchange Consideration will be the same for each Exchange Offer. Only Notes validly tendered and not properly withdrawn from an Exchange Offer will be exchanged in that Exchange Offer. Notes not exchanged in the Exchange Offers will be returned to the tendering Holders, at our expense, promptly after the expiration of the Exchange Offers.

As of June 1, 2009, an aggregate of approximately $55,150,000 principal amount of the 4% Notes were outstanding, an aggregate of approximately $23,000,000 principal amount of the 5.75% Notes were outstanding, an aggregate of approximately $7,000,000 principal amount of the 6.75% Notes were outstanding, an aggregate of approximately $33,458,000 principal amount of the 7.5% Notes were outstanding and an aggregate of approximately $335,000 principal amount of the 9.0% Notes were outstanding.

EACH EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 10 OF THE EXCHANGE OFFERS, “CONDITIONS OF THE EXCHANGE OFFERS.”

You should read the Exchange Offer Documents in their entirety. You should carefully consider the risk factors beginning on page 9 of this Offer to Exchange, as well as Section 5 of The Exchange Offers, “Certain Significant Considerations,” before you decide whether or not to participate in the Exchange Offers and, through participation in the Exchange Offers, make an investment in shares of our Common Stock.

The Notes are not listed on any national securities exchange and there is no established trading market for the Notes. Our shares of Common Stock are traded on The NASDAQ Capital Market under the symbol “CTIC.” As of June 2, 2009, the closing price of our shares of Common Stock on The NASDAQ Capital Market was $1.72 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE OFFERS OR THE COMMON STOCK PORTION OF THE EXCHANGE CONSIDERATION OFFERED IN EACH OF THE EXCHANGE OFFERS OR DETERMINED IF THIS OFFER TO EXCHANGE OR ANY OF THE OTHER EXCHANGE OFFER DOCUMENTS ARE ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFERS. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, PIPER JAFFRAY & CO., THE FINANCIAL ADVISOR FOR THE EXCHANGE OFFERS (THE “FINANCIAL ADVISOR”), GEORGESON INC., THE INFORMATION AGENT FOR THE EXCHANGE OFFERS (THE “INFORMATION AGENT”), OR U.S. BANK NATIONAL ASSOCIATION, THE DEPOSITARY FOR THE EXCHANGE OFFERS (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE EXCHANGE OFFERS. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE EXCHANGE OFFERS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO EXCHANGE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE EXCHANGE OFFERS. SEE SECTION 1 OF THE EXCHANGE OFFERS, “PURPOSE OF THE EXCHANGE OFFERS; CERTAIN INFORMATION ABOUT THE COMPANY.”

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Common Stock portion of the Exchange Consideration from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Common Stock portion of the Exchange Consideration from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offers.

June 2, 2009

IMPORTANT

Any Holder desiring to tender Notes in the Exchange Offers must (i) in the case of a beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee tender your Notes, or (ii) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents, to the Depositary. Only registered holders of Notes are entitled to tender such Notes (except as set forth in the Letter of Transmittal). A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes so registered. See Section 6 of The Exchange Offers, “Procedures for Tendering Notes.”

All tenders of Notes must be made before the Exchange Offers expire at 5:00 p.m., New York City time, on Tuesday, June 16, 2009 (the “Expiration Date”) (unless the Exchange Offers are extended or terminated by us). You must validly tender your Notes for exchange in the Exchange Offers on or prior to the Expiration Date to receive the Exchange Consideration. You may withdraw Notes tendered in any of the Exchange Offers at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

A Holder who desires to tender Notes and whose certificates for such Notes are not immediately available, who cannot deliver all required documents to the Depositary prior to the expiration of the Exchange Offers, or who cannot comply in a timely manner with the procedure for The Depository Trust Company (“DTC”) transfer described herein, may tender such Notes by following the procedure for guaranteed delivery set forth in Section 6 of The Exchange Offers, “Procedures for Tendering Notes—Guaranteed Delivery.”

The Depositary and DTC have confirmed to us that the Exchange Offers are eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offers by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Expiration Date (as defined herein) must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See Section 6 of The Exchange Offers, “Procedures for Tendering Notes.”

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchases of Notes in the Exchange Offers. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Financial Advisor, the Information Agent and the Depositary in connection with the Exchange Offers.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE EXCHANGE OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THOSE CONTAINED IN THE EXCHANGE OFFER DOCUMENTS. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY.

We are making the Exchange Offers to all Holders. However, if we become aware of any jurisdiction in which the making of the Exchange Offers or the tender of Notes pursuant to the Exchange Offers would not be in compliance with the laws of such jurisdiction, and after making a good faith effort we cannot comply with any such law, the Exchange Offers will not be made to the Holders residing in that jurisdiction. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in our affairs or any of our subsidiaries since the date hereof.

The Exchange Offer Documents contain important information which should be read carefully and in its entirety before any decision is made with respect to the Exchange Offers.

You may contact the Information Agent, the Financial Advisor or your broker, bank or other nominee for assistance in connection with the Exchange Offers. To request additional copies of the Exchange Offer Documents, please contact the Information Agent. The contact information for the Information Agent and the Financial Advisor is set forth on the back cover of this Offer to Exchange.

AVAILABLE INFORMATION

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the SEC. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s internet website located at http://www.sec.gov. Statements made in this Offer to Exchange concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) under Section 13(e)(4) of the Exchange Act and Rule 13e-4 of the Commission, furnishing certain information with respect to the Exchange Offers. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as described above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009;

•

our definitive proxy statement on Schedule 14A for the annual meeting of stockholders, filed with the SEC on January 14, 2009, as amended by the definitive additional materials on Schedule 14A, filed with the SEC on January 26, 2009, February 5, 2009, February 27, 2009 and March 9, 2009; and

v

•

our current reports on Form 8-K, filed with the SEC on January 6, 2009, January 8, 2009, January 29, 2009, February 9, 2009, February 23, 2009, March 6, 2009, March 16, 2009 (Items 1.01 and 2.01 only), March 27, 2009, April 13, 2009, April 14, 2009, April 17, 2009, May 12, 2009 (Item 1.01 only), May 15, 2009, May 20, 2009, May 28, 2009 and May 29, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Available Information” or by contacting us at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, telephone: (206) 282-7100. We will provide the documents incorporated by reference, without charge, upon written or oral request.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange and the documents incorporated herein by reference contain “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections about our business. All statements other than statements of historical fact are “forward-looking statements” for the purposes of these provisions, including:

•	any projections of cash resources, revenues, operating expenses or other financial terms;

•	any statement of the plans and objectives of management for future operations or programs;

•	any statements concerning proposed new products or services;

•	any statements regarding future operations, plans, regulatory filings or approvals;

•	any statements regarding proposed financing activities;

•	any statements on plans regarding proposed or potential clinical trials or new drug filing strategies or timelines;

•	any statements regarding pending or future mergers or acquisitions; and

•	any statement regarding future economic conditions or performance, and any statement of assumption underlying any of the foregoing.

In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of those terms or other comparable terms are intended to identify such forward-looking statements. Such statements are subject to known and unknown risks and uncertainties, including, but not limited to, those risk factors discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2008, in our quarterly report on Form 10-Q for the quarter ended March 31, 2009 and under the headings “Risk Factors” and “Certain Significant Considerations” in this Offer to Exchange, that could cause actual results, levels of activity, performance or achievement to differ significantly from those projected. All forward-looking statements and the reasons why results may differ are made as of the date thereof, and we assume no obligation to update any forward-looking statement or reason why actual results might differ.

SUMMARY TERM SHEET

We are providing this summary term sheet in the form of answers to questions that you may have as a holder of Notes for your convenience. It highlights certain material information in this Offer to Exchange, but you should realize that it does not describe all of the details of the Exchange Offers to the same extent described elsewhere in this Offer to Exchange and in the Exchange Offer Documents. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Exchange and the Letter of Transmittal. We urge you to read the entire Offer to Exchange and the Letter of Transmittal because they contain the full details of the Exchange Offers.

Who is offering to exchange my Notes?

Cell Therapeutics, Inc., a Washington corporation is the issuer of the Notes.

Which securities of the Company are the subjects of the Exchange Offers?

We are offering to exchange shares of Common Stock and cash in separate concurrent Exchange Offers for any and all of the following Notes:

Title of Securities	Outstanding Principal Amount	CUSIP	Maturity
4% Convertible Senior Subordinated Notes due 2010	$55,150,000	150934AF4	07/01/2010
5.75% Convertible Senior Notes due 2011	$23,000,000	150934AL1 & 150934AM9	12/15/2011
6.75% Convertible Senior Notes due 2010	$7,000,000	150934AH0 & 150934AG2	10/31/2010
7.5% Convertible Senior Notes due 2011	$33,458,000	150934AK3 & 150934AJ6	04/30/2011
9.0% Convertible Senior Notes due 2012	$335,000	150934AN7	03/04/2012

What is the purpose of the Exchange Offers?

We are making the Exchange Offers in order to reduce the principal amount of our outstanding indebtedness. We believe that reducing our outstanding indebtedness is necessary in order for our business to operate in light of our current asset base and revenue prospects. See Section 1 of The Exchange Offers, “Purpose of the Exchange Offers; Certain Information about the Company.”

What principal amount of 4% Notes is being sought in the 4% Notes Offer?

We are offering to exchange shares of our Common Stock and cash for any and all of our $55,150,000 aggregate outstanding principal amount of 4% Notes validly tendered and not properly withdrawn in the 4% Notes Offer.

What principal amount of 5.75% Notes is being sought in the 5.75% Notes Offer?

We are offering to exchange shares of our Common Stock and cash for any and all of our $23,000,000 aggregate outstanding principal amount of 5.75% Notes validly tendered and not properly withdrawn in the 5.75% Notes Offer.

What principal amount of 6.75% Notes is being sought in the 6.75% Notes Offer?

We are offering to exchange shares of our Common Stock and cash for any and all of our $7,000,000 aggregate outstanding principal amount of 6.75% Notes validly tendered and not properly withdrawn in the 6.75% Notes Offer.

What principal amount of 7.5% Notes is being sought in the 7.5% Notes Offer?

We are offering to exchange shares of our Common Stock and cash for any and all of our $33,458,000 aggregate outstanding principal amount of 7.5% Notes validly tendered and not properly withdrawn in the 7.5% Notes Offer.

What principal amount of 9.0% Notes is being sought in the 9.0% Notes Offer?

We are offering to exchange shares of our Common Stock and cash for any and all of our $335,000 aggregate outstanding principal amount of 9.0% Notes validly tendered and not properly withdrawn in the 9.0% Notes Offer.

What total principal amount of Notes is being sought in the Exchange Offers?

We are offering to exchange shares of Common Stock and cash in separate concurrent Exchange Offers for any and all of the approximately $118.9 million aggregate outstanding principal amount of Notes.

What will I receive in exchange for my Notes?

For each Exchange Offer, we are offering to exchange each $1,000 principal amount of Notes for Exchange Consideration consisting of (i) $134.50 in cash, and (ii) 458 shares of Common Stock. The Exchange Consideration will be the same for each Exchange Offer.

What will I receive for accrued and unpaid interest on Notes validly tendered and not withdrawn in any Exchange Offer?

Accrued and unpaid interest up to, but not including, the settlement date, on Notes validly tendered and not withdrawn in each Exchange Offer will be paid cash.

Is there a minimum amount of any particular series of Notes being sought in any of the Exchange Offers?

No. There is no minimum amount of Notes being sought in any of the Exchange Offers.

Who may participate in the Exchange Offers?

Any Holder of Notes may participate in the Exchange Offer related to that series of Notes.

When do the Exchange Offers expire?

The Exchange Offers have been extended and now expire at 5:00 p.m., New York City time, on Tuesday, June 16, 2009, unless the Exchange Offers are further extended. We refer to this date and time in this Offer to Exchange as the “Expiration Date,” unless and until we, in our sole discretion, shall have further extended the period of time during which the Exchange Offers will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Exchange Offers, as so extended by us, shall expire. If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting any of the Exchange Offers. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline.

Can the Exchange Offers be further extended, amended or terminated, and if so, under what circumstances?

Yes, we can further extend or amend the Exchange Offers in our sole discretion. If we further extend the Exchange Offers, we will delay the acceptance of any Notes that have been tendered. See Section 4 of The Exchange Offers, “Amendment; Extension; Waiver; Termination.” In addition, we can terminate the Exchange Offers under certain circumstances. See Section 10 of The Exchange Offers, “Conditions of the Exchange Offers.”

How will I be notified if you further extend the Exchange Offers?

If we further extend the Exchange Offers, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date of the Exchange Offers. See Section 4 of The Exchange Offers, “Amendment; Extension; Waiver; Termination.”

When will I receive my Exchange Consideration?

Your Exchange Consideration will be delivered promptly following the Expiration Date of the Exchange Offers, which in no event will be later than seven business days after the Expiration Date. See Section 8 of The Exchange Offers, “Acceptance of Notes for Exchange; Accrual of Interest.”

What are the sources of the Exchange Consideration?

The portion of the Exchange Consideration consisting of cash will be paid for with cash on hand and/or a portion of the $20 million aggregate gross proceeds from our issuance of 16,000,000 shares of Common Stock and warrants to purchase 4,800,000 shares of Common Stock sold pursuant to a purchase agreement (the “Purchase Agreement”) we entered into on May 11, 2009 (the “Private Placement”). The portion of the Exchange Consideration consisting of shares of Common Stock will consist of newly issued shares of Common Stock for that purpose. See Section 9 of The Exchange Offers, “Source and Amount of Exchange Consideration” and Section 10 of The Exchange Offers, “Conditions of the Exchange Offers.”

Are there any conditions of the Exchange Offers?

Our obligation to accept for exchange, and to exchange for, Notes validly tendered pursuant to any Exchange Offer is conditioned upon the satisfaction or waiver (to the extent permitted by law), on or prior to the Expiration Date, of certain conditions set forth in Section 10 of The Exchange Offers, “Conditions of the Exchange Offers.”

What will the ownership of the Company be if the Exchange Offers are consummated?

Assuming the maximum principal amount of outstanding Notes sought by us in each Exchange Offer is tendered in each Exchange Offer (representing an aggregate principal amount of $118,943,000 of all series of Notes sought in the Exchange Offers), we will issue approximately 54.5 million shares of Common Stock in connection with the portion of the Exchange Consideration consisting of shares of Common Stock, or approximately 11.4% of our outstanding Common Stock as of June 1, 2009, when the Exchange Offers are consummated.

Will the portion of the Exchange Consideration consisting of shares of Common Stock be freely tradable?

The portion of the Exchange Consideration consisting of shares of Common Stock to be issued in each Exchange Offer has not been registered with the SEC. As described elsewhere in this Offer to Exchange, the issuance of shares of Common Stock upon exchange of the Notes in the Exchange Offers is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We have not issued all of the Notes in offerings that were registered pursuant to the Securities Act and, therefore, certain Holders may receive shares of Common Stock that are restricted securities. However, the shares of Common Stock that you receive in the Exchange Offers should generally be freely tradable in accordance with Rule 144 under the Securities Act, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. If you hold restricted Notes and would like to receive unrestricted shares of Common Stock in the Exchange Offers, you should contact your custodian and request them to transfer your restricted Notes, to the unrestricted CUSIP. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See Section 18 of The Exchange Offers, “Certain Securities Laws Considerations.”

How do I tender my Notes?

The manner in which you may validly tender your Notes will depend on the manner in which you hold such Notes:

•

if your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee effect the tender of those Notes that you wish to tender in the Exchange Offer related to those Notes; or

•

if you hold physical certificates evidencing Notes, you must complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary.

A Holder who desires to tender Notes and whose certificates for the Notes are not immediately available, or who cannot deliver all required documents to the Depositary prior to the expiration of the Exchange Offer related to the Notes, or who cannot comply in a timely manner with the procedure for DTC transfer described herein, may tender the Notes by following the procedure for guaranteed delivery set forth in Section 6 of The Exchange Offers, “Procedures for Tendering Notes—Guaranteed Delivery.”

Only registered Holders are entitled to tender Notes in the Exchange Offers. A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes in the Exchange Offers. See Section 6 of The Exchange Offers, “Procedures for Tendering Notes” and Section 8 of The Exchange Offers, “Acceptance of Notes for Exchange; Accrual of Interest.”

If I change my mind, can I withdraw my tender of Notes?

Yes. Tenders of Notes may be withdrawn from the Exchange offer related to the Notes at any time prior to the Expiration Date. In general, you need only notify the Depositary on or prior to the Expiration Date in writing (unless such Notes were tendered by DTC transfer) of your intention to withdraw Notes previously tendered. However, if you tender Notes through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee regarding withdrawal. You may also withdraw your Notes at any time after midnight on Tuesday, July 7, 2009, if we have not yet accepted for exchange any Notes that you have tendered in the Exchange Offer related to the Notes.

Please read the procedures detailed in Section 7 of the Exchange Offers, “Withdrawal of Tenders.” No consideration shall be exchanged in respect of Notes so withdrawn.

What if I do not want to tender my Notes?

Notes not tendered and exchanged pursuant to the Exchange Offers will remain outstanding. As a result of the consummation of the Exchange Offers, the aggregate principal amount of Notes that remains outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Exchange Offers. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective Indentures (as defined herein) governing the Notes, will remain unchanged. No amendment to any of the Indentures is being sought. See Section 5 of the Exchange Offers, “Certain Significant Considerations.”

What risks should I consider in deciding whether or not to tender any or all of my Notes?

In deciding whether to participate in any Exchange Offer, you should carefully consider the discussion of risks and uncertainties pertaining to the Exchange Offers, and those affecting our businesses, described in this section “Summary Term Sheet,” in the section entitled “Risk Factors” and in the documents incorporated by reference in this Offer to Exchange.

How will the Exchange Offers affect the trading market for the Notes that are not exchanged?

The Notes are not listed on any national securities exchange and there is no established trading market for the Notes. If a sufficiently large aggregate principal amount of the Notes for any series does not remain outstanding after the consummation of the Exchange Offer related to the Notes, the trading market for the remaining outstanding Notes of that series may become less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in that series of the Notes. In such an event, your ability to sell your Notes not tendered in the Exchange Offer related to the Notes may be impaired. See “Risk Factors.”

Has the Board of Directors approved the Exchange Offers?

Yes, our Board of Directors has approved the Exchange Offers. However, neither we nor our Board of Directors, the Financial Advisor, the Information Agent nor the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes in any Exchange Offer.

What are the material tax consequences of tendering my Notes?

We intend to take the position, although not free from doubt, that the exchange of the 4% Notes, the 6.75% and the 7.5% Notes for cash and Common Stock pursuant to the 4% Notes Offer, the 6.75% Notes Offer, and the

7.5% Notes Offer, respectively, will be treated as part of a recapitalization for U.S. federal income tax purposes. Any consideration allocable to accrued but unpaid interest generally will be taxable to a holder of such Notes to the extent not previously included in such holders’ gross income.

Because the original term of each of the 5.75% Notes and 9.0% Notes was less than five years, it is unclear whether such Notes should be treated as “securities” for U.S. federal income tax purposes. It is therefore unclear whether the exchange of such Notes for cash and Common Stock pursuant to the 5.75% Notes Offer and the 9.0% Notes Offer, respectively, will constitute a fully taxable transaction or a tax-free recapitalization; however, we intend to take the position (although not free from doubt) that the exchange of such Notes will be a taxable transaction for U.S. federal income tax purposes.

You are urged to consult your own tax advisors as to the specific U.S. federal, state, local and foreign tax consequences to you of tendering Notes pursuant to one or more Exchange Offers related to your Notes. See Section 11 of The Exchange Offers, “Certain U.S. Federal Income Tax Considerations.”

Who is the Financial Advisor?

Piper Jaffray & Co. is serving as Financial Advisor in connection with the Exchange Offers. The address and telephone numbers for the Financial Advisor are set forth on the back cover of this Offer to Exchange. See Section 15 of The Exchange Offers, “The Financial Advisor, Information Agent and Depositary.”

Who is the Depositary?

U.S. Bank National Association is serving as Depositary in connection with the Exchange Offers. The addresses and telephone numbers for the Depositary are set forth on the back cover of this Offer to Exchange. See Section 15 of The Exchange Offers, “The Financial Advisor, Information Agent and Depositary.”

Who is the Information Agent?

Georgeson Inc. is serving as Information Agent in connection with the Exchange Offers. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Exchange. See Section 15 of The Exchange Offers, “The Financial Advisor, Information Agent and Depositary.”

Our Company

We focus on the development, acquisition and commercialization of drugs for the treatment of cancer. Our principal business strategy is focused on cancer therapeutics; an area with significant market opportunity that we believe is not adequately served by existing therapies. Our operations are primarily conducted in the United States and Italy. During 2008, we had one approved drug, Zevalin® (ibritumomab tiuxetan) (“Zevalin”), which we acquired in 2007, generating product sales. We contributed Zevalin to a joint venture, RIT Oncology, LLC, or RIT Oncology, upon its formation in December 2008 and in March 2009 we finalized the sale of our 50% interest in RIT Oncology to the other member, Spectrum Pharmaceuticals, Inc. (“Spectrum”). All of our current product candidates, including pixantrone, OPAXIO and brostallicin are under development.

Book Value

As of March 31, 2009, we had a net tangible book value of $(132.2) million, or $(0.40) per share of our Common Stock. Net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the outstanding number of shares of our Common Stock.

After giving effect to the Exchange Offers and the Private Placement, but not the April Placement (as defined herein), our pro forma net tangible book value as adjusted as of March 31, 2009, will be approximately $(12.3) million, or approximately $(0.03) per pro forma share of our Common Stock. This discussion excludes:

•	options, warrants, unvested share awards and rights, convertible debt and convertible preferred stock aggregating 11,397,079 common equivalent shares as of March 31, 2009; and

•	warrants to purchase 4,800,000 shares of Common Stock issued in May 2009 in connection with the Private Placement.

Comparison of the Notes and the Common Stock

The following is a description of certain material differences between the rights of holders of the Notes and holders of shares of our Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our Common Stock.

Governing Document. As a holder of the Notes, your rights currently are set forth in, and you may enforce your rights under, an indenture governing the applicable series of the Notes and by the applicable Notes. If you participate in any of the Exchange Offers, your rights as a holder of our shares of our Common Stock will be set forth in, and you may enforce your rights under, our amended and restated articles of incorporation, as amended from time to time, and our amended and restated bylaws, as effective from time to time.

Ranking. In any liquidation or bankruptcy of the Company, our shares of Common Stock would rank below all claims against us or holders of any of our indebtedness, including the Notes. Upon a voluntary or involuntary liquidation or bankruptcy of the Company, all holders of the Notes would be entitled to receive payment in full of principal and interest before any holders of shares of our Common Stock receive any payments or distributions. Therefore, holders of shares of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, including the holders of the Notes, have been satisfied in full. In addition, holders of any preferred stock we may issue in the future will have a priority over the holders of shares of our Common Stock with respect to the distribution of our assets in the event of our liquidation or dissolution.

Dividends/Distributions/Payments. We do not anticipate declaring or paying any cash dividends on shares of our Common Stock for the foreseeable future. Holders of the Notes are entitled to receive interest payments at the various interest rates specified in the Notes and are entitled to receive the principal amount of each series of Notes upon such series’ maturity. Our shares of Common Stock never mature.

Redemption. We may redeem certain series of the Notes under the terms of the indenture governing such series of Notes and at the prices set forth in such indenture. Our shares of Common Stock are not subject to redemption.

Repurchase. The indentures governing each series of Notes require us to make an offer to purchase the Notes for cash to the holders of the notes in the event of a “Change in Control” (as defined in each applicable indenture). The purchase price under each indenture is equal to 100% of the principal amount of the notes plus accrued and unpaid interest and a possible make-whole payment. Our shares of Common Stock are not subject to repurchase.

Listing. Our shares of Common Stock are listed on The NASDAQ Capital Market under the symbol “CTIC.” There is no established public reporting or trading system for the Notes and trading in the Notes has been limited.

Voting Rights. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Notes do not have voting rights.

RISK FACTORS

Your decision whether to participate in the Exchange Offers, and to exchange Notes for the Exchange Consideration in any Exchange Offer, will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, including the information in Section 5 of The Exchange Offers, “Certain Significant Considerations,” before deciding whether to participate in the Exchange Offers.

RISKS TO HOLDERS OF NON-TENDERED NOTES

There will be less liquidity in the market for non-tendered Notes, and the market prices for non-tendered Notes may therefore decline.

If the Exchange Offers are consummated, the aggregate principal amount of outstanding Notes will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Notes. An issue of securities with a small aggregate principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not validly tendered in the Exchange Offers or are validly withdrawn may be adversely affected. The reduced float also may tend to make the trading prices of Notes that are not exchanged more volatile than those which had previously prevailed.

The trading price for the Notes that remain outstanding after the consummation of the Exchange Offers will be affected by the trading price of our shares of Common Stock.

Because the Notes are convertible into shares of our Common Stock, the trading price of the Notes is directly affected by factors affecting the trading price of shares of our Common Stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of shares of our Common Stock or whether interest rates will rise or fall or whether our credit ratings will improve or decline in the future. The trading price of shares of our Common Stock will be influenced by several factors, many of which are out of our control.

Holders of Notes are not entitled to any rights with respect to our Common Stock, but you will be subject to all changes made with respect to our shares of Common Stock.

If you do not participate in any of the Exchange Offers and continue to hold Notes, you will not be entitled to any rights with respect to our shares of Common Stock (including voting rights and rights to receive any dividends or other distributions on our shares of Common Stock), but you will be subject to all changes affecting our shares of Common Stock. You will have rights with respect to our shares of Common Stock only if and when your Notes are converted. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our shares of Common Stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our shares of Common Stock.

We may be unable to repay or repurchase the Notes or our other indebtedness.

At their respective maturity dates, the entire outstanding principal amount of the applicable series of Notes will become due and payable. In addition, holders may require us to repurchase all or a portion of the Notes in the event of certain corporate transactions. We may be unable to repay or repurchase all or portion of the Notes and our other indebtedness due to our historically substantial operating expenses and losses and demands on our continued operations. See “Risk Factors—Risks Relating to our Company—We need to raise additional funds and expect that we will need to continue to raise funds in the future.”

and “Risk Factors—Risks Related to our Company—Additional funds may not be available on acceptable terms or at all; if we fail to raise significant additional funds we may be forced to cease development of our products and operations.”

We may not have sufficient funds or may be unable to arrange for additional financing to pay the repurchase price of the Notes or the principal amount due at maturity. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our redemption or repurchase of the Notes. If we are prohibited from repaying or repurchasing the Notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the Notes. Such a failure would constitute an event of default under the Notes indenture which could, in turn, constitute a default under the terms of our other indebtedness. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Notes if payment of the Notes were to be accelerated following the occurrence of an event of default as defined in the Indenture.

RISKS TO HOLDERS OF SHARES OF COMMON STOCK ISSUED IN THE EXCHANGE OFFERS

Consideration paid to Holders in the Exchange Offers could be subject to avoidance as a preferential transfer.

There is a possibility that if we were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after the consummation of the Exchange Offers (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after consummation of the Exchange Offers) and certain other conditions were met, the consideration paid to Holders in the Exchange Offers, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such Holders and possibly from subsequent transferees. For such a payment to be recovered as a voidable preference, we must have been insolvent at the time of the consummation of the Exchange Offers. There is a presumption that a debtor is insolvent during the 90 days prior to the filing of a bankruptcy petition, but a tendering Holder might try to rebut this presumption. We believe that we are presently solvent and that, taking into account the financing alternatives that we are presently considering as described in Section 9 of the Exchange Offers, “Source and Amount of Exchange Consideration,” and the recent Private Placement, we will be solvent after consummation of the Exchange Offers, but we can give no assurances that a court would not reach a contrary conclusion. If the tender of the Notes is deemed to be a voidable preference, the tendering Holder could be forced to return any payment received from us in the Exchange Offers and the claim of the Holder in subsequent bankruptcy proceedings may be limited to the amount returned rather than the principal amount of any Notes tendered by such Holder. As a result, Holders who tender their Notes in the Exchange Offers may have a reduced claim as opposed to Holders who do not tender in the Exchange Offers if we file for bankruptcy protection within 90 days following the consummation of the Exchange Offers.

The Exchange Consideration does not reflect any independent valuation of the Notes or the portion of such Exchange Consideration consisting of shares of our Common Stock.

We have not obtained or requested, and do not intend to obtain or request, a valuation or fairness opinion from any banking or other firm as to the value or fairness of the Exchange Consideration for each Exchange Offer or the relative values of Notes and Exchange Consideration. If you tender your Notes, you may or may not receive more than or as much value as if you choose to keep them.

By tendering Notes, you will lose the rights associated with those Notes.

If you validly tender and do not validly withdraw Notes in one or more of the Exchange Offers and we accept those notes for exchange, you will lose your rights as a Holder of Notes, which are described in Section 2 of The Exchange Offers, “Description of the Notes; Comparison of the Notes and the Common Stock; Description of Capital Stock,” with respect to those Notes. For example, you will lose the right to receive interest at the annual rate of the principal amount with respect to the Notes you tender.

The Exchange Offers may not be consummated.

We will not be obligated to complete the Exchange Offers under certain circumstances, including, if, in our reasonable discretion, any of the conditions to the Exchange Offers is not satisfied. See Section 10 of The Exchange Offers, “Conditions of the Exchange Offers” for a list of the conditions to the consummation of the Exchange Offers.

We may purchase Notes not tendered in the Exchange Offers following consummation of the Exchange Offers.

We may purchase or repay any Notes not tendered in the Exchange Offers on terms that could be more favorable to Holders than the terms of the Exchange Offers. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Notes through cash purchases and/or exchanges for our other securities, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any such purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Exchange Offers. We also reserve the right to repay any Notes not tendered in the Exchange Offers after the Notes become redeemable or at maturity. In addition, Holders may, under circumstances provided for in the respective Indentures, require us to repurchase some or all of their Notes if a “Change in Control” (as defined in each Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (and additional amounts, if any) to the repurchase date. If we repurchase or redeem Notes that are not tendered in any of the Exchange Offers on terms that are more favorable than the terms of the Exchange Offers, those Holders that decided not to participate in the Exchange Offers would be better off than those that participated in one or more of the Exchange Offers.

A Holder participating in one or more of the Exchange Offers will become subject to all of the risks, uncertainties, and volatility faced by holders of shares of our Common Stock, which may be different from or greater than those associated with holding the Notes.

A Holder participating in one or more of the Exchange Offers will become subject to all of the risks and uncertainties associated with ownership of shares of our Common Stock since a portion of the Exchange Consideration for each Exchange Offer will consist of shares of our Common Stock. The market price of shares of our Common Stock can be subject to significant fluctuations due to a variety of factors, including those related to our business. These risks may be different from or greater than those associated with holding the Notes. A Holder exchanging Notes for the Exchange Consideration will forego the right to receive future interest payments on the Notes and to receive priority over the equity holders of the Company in the event that we become subject to a bankruptcy or similar proceeding. As such, a holder of Notes participating in the Exchange Offers may have greater exposure to the risks and uncertainties facing the Company generally.

The shares of Common Stock are equity securities and are subordinate to our existing and future indebtedness, including the Notes.

The portion of the Exchange Consideration consisting of shares of our Common Stock are equity interests. This means the shares of Common Stock will rank junior to any preferred stock that we may issue in the future, to the Notes, to our other indebtedness and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on our shares of Common Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of shares of our Common Stock, (i) dividends are payable only when and if declared by our Board of Directors or a duly authorized committee of the Board of Directors, and (ii) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. We have never paid a dividend on our shares of Common Stock and have no current intention to pay dividends in the future. Further, our shares of Common Stock place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to shareholders generally.

The market price of shares of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on The NASDAQ Capital Market.

The market price of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on The NASDAQ Capital Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our shares of Common Stock, and (ii) sales of substantial amounts of our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our shares of Common Stock.

We are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or preferred stock or any substantially similar securities. The market price of our shares of Common Stock or preferred stock could decline as a result of sales of a large number of shares of Common Stock or preferred stock or similar securities in the market after consummation of the Exchange Offers or the perception that such sales could occur.

The market price for our shares of Common Stock is extremely volatile, which may affect our ability to raise capital in the future and may subject the value of your investment in our securities to sudden decreases.

The market price for securities of biopharmaceutical and biotechnology companies, including ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the twelve month period ended June 2, 2009, our stock price has ranged from a low of $0.05 to a high of $6.40. Fluctuations in the trading price or liquidity of our Common Stock may adversely affect the value of your investment in our Common Stock.

Factors that may have a significant impact on the market price and marketability of our securities include:

•	announcements by us or others of results of preclinical testing and clinical trials and regulatory actions;

•	announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors;

•	our issuance of additional debt, equity or other securities, which we need to pursue in 2009 to generate additional funds to cover our current debt and operating expenses;

•	our quarterly operating results;

•	developments or disputes concerning patent or other proprietary rights;

•	developments in our relationships with collaborative partners;

•	acquisitions or divestitures;

•	litigation and government proceedings;

•	adverse legislation, including changes in governmental regulation;

•	third-party reimbursement policies;

•	changes in securities analysts’ recommendations;

•	short selling;

•	changes in health care policies and practices;

•	halting or suspension of trading in our Common Stock by NASDAQ, CONSOB or the Borsa Italiana;

•	economic and other external factors; and

•	general market conditions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. For example, in the case of our Company, beginning in March 2005, several class action lawsuits were instituted against us and certain of our directors and officers and a derivative action lawsuit was filed against our full board of directors. While these lawsuits were dismissed with prejudice, as a result of these types of lawsuits, we could incur substantial legal fees and our management’s attention and resources could be diverted from operating our business as we respond to the litigation. We maintain significant insurance to cover these risks for us and our directors and officers, but our insurance is subject to high deductibles to reduce premium expense, and there is no guarantee that the insurance will cover any specific claim that we may face in the future, or that it will be adequate to cover all potential liabilities and damages.

Anti-takeover provisions in our charter documents and under Washington law could make removal of incumbent management or an acquisition of us, which may be beneficial to our shareholders, more difficult.

Provisions of our amended and restated articles of incorporation and amended and restated bylaws may have the effect of deterring or delaying attempts by our shareholders to remove or replace management, to commence proxy contests, or to effect changes in control. These provisions include:

•	a classified Board of Directors so that only approximately one third of the board of directors is elected each year;

•	elimination of cumulative voting in the election of directors;

•	procedures for advance notification of shareholder nominations and proposals;

•	the ability of our board of directors to amend our amended and restated bylaws without shareholder approval; and

•

the ability of our board of directors to issue shares of preferred stock without shareholder approval upon the terms and conditions and with the rights, privileges and preferences as the board of directors may determine.

In addition, as a Washington corporation, we are subject to Washington law which imposes restrictions on some transactions between a corporation and certain significant shareholders. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

RISKS RELATING TO OUR COMPANY

We need to raise additional funds and expect that we will need to continue to raise funds in the future.

We have substantial operating expenses associated with the development of our product candidates and as of March 31, 2009 we had cash and cash equivalents of approximately $0.7 million, which does not take into account $6.5 million in gross proceeds received from Spectrum on April 3, 2009 in connection with the sale of our 50% interest in RIT Oncology to Spectrum as well as $20.0 million in gross proceeds received in April 2009 for the issuance of 20,000 shares of our Series 1 preferred stock. We also received $3.8 million in May 2009 for the exercise of all Class A warrants related to our Series 1 preferred stock and $20.0 million in gross proceeds in May 2009 in connection with the Private Placement. In addition, on April 15, 2009, we expected to receive the final installment in connection with the divestiture of our interest in RIT Oncology of approximately $3.5 million, subject to adjustment for certain liabilities and other obligations, which amount was held in escrow by an independent third-party escrow agent. This payment was not released to us because we and Spectrum disputed the amount of adjustment. On April 10, 2009, we filed a demand for arbitration to resolve the dispute regarding Spectrum’s payment of the final installment. On April 22, 2009, Spectrum filed a cross-claim alleging that it was entitled to the entire amount held in escrow and that it was owed additional amounts by us. The arbitration was held on May 14, 2009. On May 21, 2009, the arbitrator ordered that the final installment of $3.5 million be released from the escrow account and distributed to Spectrum; additionally, we were ordered to pay $776,454 to Spectrum. Of these amounts, $3,203,671 was determined by the arbitrator to be outstanding “Excluded Liabilities” under the Limited Liability Company Interest Assignment Agreement entered into between Spectrum and us, dated March 15, 2009. Accordingly, Spectrum is responsible for paying certain liabilities incurred or to be incurred by us totaling $3,203,671, including an obligation payable to Bayer for a clinical trial. On May 22, 2009, we requested that the arbitrator reduce the amount due to reflect certain liabilities that had already been paid or were not owed. Our request before the arbitrator is still pending. On May 26, 2009, we paid Spectrum $776,454.

As of March 31, 2009, our total current liabilities were approximately $36.9 million and we also had a substantial amount of debt outstanding. The aggregate principal balance of our Notes as of March 31, 2009 was approximately $118.9 million with interest rates ranging from 4% to 9%.

We expect that our existing cash and cash equivalents, securities available-for-sale, interest receivable as well as proceeds received from our offerings to date will not provide sufficient working capital to fund our presently anticipated operations beyond August 2009 and we therefore need to raise additional capital. We also have substantial existing debt and will continue to have substantial indebtedness after the Exchange Offers are consummated. There can be no assurance that we will have sufficient earnings, access to liquidity or cash flow in the future to meet our operating expenses and other obligations, including our debt service obligations under the Notes that remain outstanding following consummation of the Exchange Offers.

Although we believe that exchanging outstanding Notes in the Exchange Offers for the Exchange Consideration and the anticipated reduction in interest expense related to exchanged Notes will improve our ability to meet our obligations, restructuring our obligations under our Notes by the Exchange Consideration has resulted in increased costs to us and will result in significant dilution to holders of shares of our Common Stock. We are incurring significant additional costs to finance the Exchange Offers, and holders of shares of our Common Stock will suffer significant dilution. The holders of the Notes will receive a portion of the Exchange Consideration in cash in connection with the Exchange Offers, which will decrease the cash available to fund future operations. The Exchange Offers have also resulted in significant costs to us as we pay advisory and professional fees in connection with evaluating our alternatives under the Notes and pursuing the Exchange Offers.

Additional funds may not be available on acceptable terms, or at all; if we fail to raise significant additional funds we may be forced to cease development of our products and operations.

We may seek to raise additional capital through public or private equity financings, partnerships, joint ventures, dispositions of assets, debt financings or restructurings, bank borrowings or other sources. However, additional funding may not be available on favorable terms or at all and we are subject to certain regulatory and contractual limitations on our financing activities, which may limit our ability to raise additional funding until October 2009. If adequate funds are not otherwise available, we will further curtail operations significantly, including the delay, modification or cancellation of operations and plans related to pixantrone, OPAXIO and brostallicin, and may be forced to cease operations, liquidate our assets and possibly seek bankruptcy protection.

To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, drug candidates, products and/or potential markets, such as our transfer of Zevalin assets to RIT Oncology and our subsequent sale of our 50% interest in RIT Oncology. Certain of our existing partnership arrangements include contractual provisions that remove the partnership assets from the pool of assets the Holders or our equity holders would have claim to in the event that we become subject to a bankruptcy or similar proceeding.

In addition, some financing alternatives may require us to meet additional regulatory requirements in Italy and the United States, which may increase our costs and adversely affect our ability to obtain financing. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, shareholders may experience dilution of their proportionate ownership of us.

We need to implement a reduction in expenses across our operations.

We need substantial additional capital to fund our current operations. Even if we are able to secure additional financing on acceptable terms in the near future, we expect to implement a number of additional cost reduction initiatives, such as further reductions in the cost of our workforce and the discontinuation of a number of business initiatives to further reduce our rate of cash utilization and extend our existing cash balances. We believe that these additional cost reduction initiatives, if undertaken, will provide us with additional time to continue our pursuit of additional funding sources and also strategic alternatives. In the event that we are unable to obtain financing on acceptable terms and reduce our expenses, we may be required to limit or cease our operations, pursue a plan to sell our operating assets, or otherwise modify our business strategy, which could materially harm our future business prospects.

In February 2009, in an effort to curtail the expenses related to our preclinical drug development operations in Bresso, Italy, we engaged a strategic advisory consulting firm to assist us with developing strategic options for a partnership, asset divestment or joint venture for our Italian branch. Because we were unable to find an appropriate buyer or partner for the Bresso facility, the Board approved taking the appropriate steps to close that facility and cease our operations in Europe. In February 2009, we notified our employees at the Bresso facility that we would commence a collective dismissal procedure under Italian law. On May 13, 2009, we entered into an agreement with the unions representing the employees of the Bresso facility in connection with the closure of that facility. The agreement relates to a reduction of the Company’s total headcount in Italy by 56 positions in the immediate months, and is expected to save us approximately $14 million in annual operating expenses going forward. In addition, we have sent notices of termination to the six managers of the Bresso facility and will seek to enter into separate severance arrangements with these managers. We expect to complete the closure of the Bresso facility by August 2009.

We expect to continue to incur net losses, and we may never achieve profitability.

We were incorporated in 1991 and have incurred a net operating loss every year. As of March 31, 2009, we had an accumulated deficit of approximately $1.3 billion. We are pursuing regulatory approval for pixantrone, OPAXIO and brostallicin. We will need to conduct research, development, testing and regulatory compliance activities and undertake manufacturing and drug supply activities, expenses which, together with projected general and administrative expenses, will result in operating losses for the foreseeable future. We may never become profitable, even if we are able to commercialize products currently in development or otherwise.

Our debt and operating expenses exceed our net revenues.

We have a substantial amount of debt outstanding, and our annual interest expense with respect to our debt is significant and we need to raise capital to continue to fund our operations. Unless we raise substantial additional capital and reduce our operating expenses, we will not be able to pay all of our operating expenses or repay our debt or the interest, liquidated damages or other payments that may become due with respect to our debt.

We have received audit reports with a going concern disclosure on our consolidated financial statements.

Due to our need to raise additional financing to fund our operations and satisfy obligations as they become due, our independent registered public accounting firm has included an explanatory paragraph in their reports on our December 31, 2008 and 2007 consolidated financial statements regarding their substantial doubt as to our ability to continue as a going concern. This may have a negative impact on the trading price of our Common Stock and we may have a more difficult time obtaining necessary financing.

Our Common Stock is listed on The NASDAQ Capital Market and the MTA stock market in Milan, Italy and we may not be able to maintain those listings or trading on these exchanges may be halted or suspended, which may make it more difficult for investors to sell shares of our Common Stock.

Effective with the opening of trading on January 8, 2009, the U.S. listing of our Common Stock was transferred to The NASDAQ Capital Market, subject to meeting a minimum market value of listed securities of $35 million. The NASDAQ Listing Qualifications Panel, or the Panel, approved this transfer after our market capitalization did not comply with the minimum market capitalization required for companies listed on The NASDAQ Global Market, and we presented a plan to the Panel for regaining compliance with the NASDAQ Marketplace Rules. On January 23, 2009, we received an Additional Staff Determination Letter, or the Determination Letter, from The NASDAQ Stock Market, or NASDAQ, that stated the NASDAQ staff had concluded that we had violated Marketplace Rule 4350(i)(1)(C) (now Marketplace Rule 5635), which requires shareholder approval in connection with an acquisition if the issuance or potential issuance is greater than 20% of the pre-acquisition shares outstanding, and that we had at times not complied with Marketplace Rule 4310(c)(17) regarding submission of a “Listing of Additional Shares” form. On February 18, 2009, we updated the Panel on our plan for regaining compliance and requested an extension of the deadline to regain compliance with the minimum market capitalization requirement for The NASDAQ Capital Market. On March 6, 2009, we were notified by NASDAQ that the Panel had determined to continue the listing of our Common Stock on The NASDAQ Capital Market, subject to the condition that, on or before April 6, 2009, we demonstrate compliance with all applicable standards for continued listing on The NASDAQ Capital Market, including the $35 million minimum market capitalization requirement. In addition, the Panel issued a public reprimand for our prior failures to comply with the shareholder approval requirements and late filing of “Listing of Additional Shares” forms. On April 2, 2009, we were notified by NASDAQ that we had complied with the Panel’s decision dated March 6, 2009, and, accordingly, the Panel had determined to continue the listing of our Common Stock on The NASDAQ Stock Market.

As of May 5, 2009, our stock price was below $1.00. Although NASDAQ has suspended the $1.00 minimum bid price requirement through July 19, 2009, there can be no assurances that our stock price will be above $1.00 when the minimum bid price requirement is reinstated, nor can there be any assurance that NASDAQ will further extend the suspension of such requirement. At our Special Meeting of Shareholders held on March 24, 2009, the proposal to allow the Board, in its discretion, to effect a reverse stock split of our Common Stock was not approved by the shareholders. In the event that our stock price is below $1.00 when the minimum bid price requirement is reinstated, we may not be able to effect a reverse stock split to increase our stock price if we are unable to obtain shareholder approval of a reverse stock split in the future.

In the event our Common Stock is delisted from the NASDAQ markets, we currently expect that our Common Stock would be eligible to be listed on the OTC Bulletin Board or Pink Sheets. We do not know what impact delisting from the NASDAQ markets may have on our listing with the Borsa Italiana.

Although we continue to be listed on The NASDAQ Capital Market, trading in our Common Stock may be halted or suspended due to market conditions or if NASDAQ, CONSOB or the Borsa Italiana determines that trading in our Common Stock is inadvisable. Trading in our Common Stock was halted by the Borsa Italiana on February 10, 2009, and, as a consequence, trading in our Common Stock was halted by NASDAQ. After we provided CONSOB with additional information and clarification on our business operations and financial condition as requested and published a press release containing such information in Italy, CONSOB and NASDAQ lifted the trading halt on our stock. In addition, on March 23, 2009, the Borsa Italiana halted trading of our Common Stock on the MTA stock market and resumed trading prior to opening of the MTA the next day after we filed a press release regarding the explanatory paragraph in our auditor’s reports on our December 31, 2008 and 2007 consolidated financial statements regarding their substantial doubt as to our ability to continue as a going concern. As a consequence, NASDAQ also halted trading in our Common Stock on March 23, 2009, but re-initiated trading later that day. Although we file press releases with CONSOB at the end of each month regarding our business and financial condition, CONSOB may make additional inquiries about our business and financial conditions at any time, and there can be no guarantee that CONSOB or NASDAQ will not halt trading in our shares again in the future.

If our Common Stock ceases to be listed for trading on The NASDAQ Stock Market, the MTA, or both for any reason or if trading in our stock is halted or suspended on The NASDAQ Stock Market, the MTA, or both, it may harm our stock price, increase the volatility of our stock price and make it more difficult for investors to buy or sell shares of our Common Stock. Moreover, if our Common Stock ceases to be listed for trading on The NASDAQ Stock Market or if trading in our stock is halted or suspended on The NASDAQ Stock Market, we may become subject to certain obligations. In addition, if we are not listed on The NASDAQ Stock Market and/or if our public float falls below $75 million, we will be limited in our ability to file new shelf registration statements on SEC Form S-3 and/or to fully use one or more registration statements on SEC Form S-3. We have relied significantly on shelf registration statements on SEC Form S-3 for most of our financings in recent years, so any such limitations may have a material adverse effect on our ability to raise the capital we need.

The global financial crisis may have an impact on our business and financial condition in ways that we currently cannot predict, and may further limit our ability to raise additional funds.

The continued credit crisis and related turmoil in the global financial system has had and may continue to have an impact on our business and our financial condition. We may face significant challenges if conditions in the financial markets do not improve or continue to worsen. In particular, our ability to access the capital markets and raise funds required for our operations may be severely restricted at a time when we would like, or need, to do so, which could have an adverse effect on our ability to meet our current and future funding requirements and on our flexibility to react to changing economic and business conditions.

We are required to comply with the regulatory structure of Italy because our stock is traded on the MTA, which could result in administrative challenges.

Our stock is traded on the MTA stock market in Milan, Italy and we are required to also comply with the rules and regulations of CONSOB, which is the public authority responsible for regulating the Italian securities market, and the Borsa Italiana, which ensures the development of the managed market in Italy. Collectively these agencies regulate companies listed on Italy’s public markets. Conducting our operations in a manner that complies with all applicable laws and rules requires us to devote additional time and resources to regulatory compliance matters. For example, the process of seeking to understand and comply with the laws of each country, including tax, labor and regulatory laws, might require us to incur the expense of engaging additional outside counsel, accountants and other professional advisors and might result in delayed business initiatives as we seek to ensure that each new initiative will comply with all applicable regulatory regimes. In addition, the Borsa Italiana and CONSOB have made several requests for information asking us to provide additional clarifications about our business operations and financial condition, and we have complied with such requests and have met with CONSOB on several occasions to answer questions. Compliance with Italian regulatory requirements may delay additional issuances of our Common Stock; we are currently taking steps to attempt to conform to the requirements of the Italian stock exchange and CONSOB to allow such additional issuances.

In addition, under Italian law, we must publish a listing prospectus that has been approved by CONSOB prior to issuing Common Stock in any twelve-month period that exceeds 10% of the number of shares of Common Stock outstanding at the beginning of that period. We have attempted to publish a listing prospectus in Italy to cover our general offerings for the past two years, beginning in April 2007. After working with CONSOB to meet their requirements to publish that listing prospectus for the remainder of 2007, we were finally able to publish a listing prospectus in January 2008; however, that listing prospectus was limited to shares to be issued to Société Générale under the Step-Up Equity Financing Agreement we entered into with Société Générale in 2006, which has since terminated. After meeting with CONSOB in 2008 to further discuss their requirements for a more general listing prospectus, we filed a new listing prospectus on December 31, 2008 which has not yet been published. We are continuing to work with CONSOB to meet their requirements to publish this new listing prospectus. As a result, we are required to raise money using alternative forms of securities; for example, we use convertible preferred stock and convertible debt in lieu of Common Stock as convertible preferred stock and convertible debt are not subject to the 10% limitation imposed by Italian law.

We are subject to additional legal duties, additional operational challenges and additional political and economic risks related to our operations in Italy.

A portion of our business is currently based in Italy, although we are in the process of shutting down our operations in Italy. However, as long as we continue to have operations in Italy, we are subject to duties and risks arising from doing business in Italy, such as:

•	Italian employment law, including collective bargaining agreements negotiated at the national level and over which we have no control and which affect our efforts to cease our Italian operations;

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European data protection regulations, under which we will be unable to send private personal data, including many employment records and some clinical trial data, from our Italian offices to our U.S. offices until our U.S. offices self-certify their adherence to the safe harbor framework established by the U.S. Department of Commerce in consultation with the European Commission;

•	tariffs, customs, duties and other trade barriers; and

•	capital controls, terrorism and other political risks.

As long as we continue to have operations in Italy, we are also subject to the following operational challenges, among others, as a result of having a portion of our business and operations based in Italy:

•	effectively pursuing the clinical development and regulatory approvals of all product candidates;

•	successfully commercializing products under development;

•	coordinating research and development activities to enhance introduction of new products and technologies;

•	coalescing the Italian business culture with our own and maintaining employee morale; and

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maintaining appropriate uniform standards, controls, procedures and policies relating to financial reporting and employment-related matters, and the conduct of development activities that comply with both United States and Italian laws and regulations.

We may not succeed in addressing these challenges, risks and duties, any of which may be exacerbated by the geographic separation of our operations in the United States and in Italy. These risks related to doing business in Italy could harm our business, financial condition and results of operations.

Our operations in Italy make us subject to increased risk regarding currency exchange rate fluctuations.

As long as we continue to have operations in Italy, we are exposed to risks associated with foreign currency transactions insofar as we use U.S. dollars to make contract payments denominated in euros or vice versa. As the net positions of our foreign currency transactions might fluctuate, our earnings might be negatively affected. In addition, we are exposed to risks associated with the translation of euro-denominated financial results and accounts into U.S. dollars. Our reporting currency will remain as the U.S. dollar; however, so long as we continue to have operations in Italy, a portion of our consolidated financial obligations will arise in euros. In addition, as long as we continue to have operations in Italy, the carrying value of some of our assets and liabilities will be affected by fluctuations in the value of the U.S. dollar as compared to the euro. Changes in the value of the U.S. dollar as compared to the euro might have an adverse effect on our reported results of operations and financial condition.

Our financial condition may be adversely affected if third parties default in the performance of contractual obligations.

Because we do not currently have any marketed products producing revenue, our business is dependent on the performance by third parties of their responsibilities under contractual relationships and, if third parties default on their performance of their contractual obligations, we could suffer significant financial losses and operational problems, which could in turn adversely affect our financial performance, cash flows or results of operations and may jeopardize our ability to maintain our operations.

We may not realize any royalties, milestone payments or other benefits under the License and Co-Development Agreement entered into with Novartis Pharmaceutical Company Ltd.

We have entered into a License and Co-Development agreement related to OPAXIO and pixantrone with Novartis International Pharmaceutical Ltd., or Novartis, pursuant to which Novartis received an exclusive worldwide license for the development and commercialization of OPAXIO and an option to enter into an exclusive worldwide license to develop and commercialize pixantrone. We will not receive any royalty or milestone payments under this agreement unless Novartis exercises its option related to pixantrone and we are able to reach a definitive agreement or Novartis elects to participate in the development and commercialization of OPAXIO. Novartis is under no obligation to make such election and enter into a definitive license agreement or exercise such right and may never do so. In addition, even if Novartis exercises such rights, any royalties and milestone payments we may be eligible to receive from Novartis are subject to the receipt of the necessary regulatory approvals and the attainment of certain sales levels. In the event Novartis does not elect to participate in the development of OPAXIO or pixantrone, we may not be able to find another suitable partner for the commercialization and development of those products, which may have an adverse effect on our ability to bring those drugs to market. In addition, we would need to obtain a release from Novartis prior to entering into any agreement to develop and commercialize pixantrone or OPAXIO with a third-party. We may never receive the necessary regulatory approvals and our products may not reach the necessary sales levels to generate royalty or milestone payments even if Novartis elects to exercise its option with regard to pixantrone and enter into a definitive license agreement or to participate in the development and commercialization of OPAXIO. Novartis has the right under the agreement in its sole discretion to terminate such agreement at any time on written notice to us.

We may be delayed, limited or precluded from obtaining regulatory approval of OPAXIO given that our three STELLAR phase III clinical trials for the treatment of non-small cell lung cancer did not meet their primary endpoints.

We cannot guarantee that we will obtain regulatory approval to manufacture or market any of our drug candidates. Obtaining regulatory approval to market drugs to treat cancer is expensive, difficult and risky.

Preclinical and clinical data can be interpreted in different ways, which could delay, limit or preclude regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could delay, limit or prevent regulatory approval.

Our future financial success depends in part on obtaining regulatory approval of OPAXIO. In March 2005, we announced the results of STELLAR 3, and in May 2005, we announced the results of STELLAR 2 and 4, our phase III clinical trials of OPAXIO in non-small cell lung cancer. All three trials failed to achieve their primary endpoints of superior overall survival compared to current marketed agents for treating NSCLC.

In December 2006, we closed the PIONEER clinical trial, and in 2007 we initiated a new study in the United States, PGT307, which focuses on the primary efficacy endpoint of survival in women with NSCLC and pre-menopausal estrogen levels. To conserve limited financial resources, we have decided not to initiate an additional study, the PGT306 trial, for which we have submitted a special protocol assessment, or SPA. We also feel that compelling evidence from one trial, the PGT307 trial, along with supporting evidence from earlier clinical trials, may be adequate to submit an NDA for OPAXIO even though the FDA has established a requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of OPAXIO in the NSCLC setting. We may not receive compelling evidence or any positive results from the PGT307 trial, which would preclude our planned submission of an NDA to the FDA, and would preclude us from marketing OPAXIO in the United States.

Based on discussions with the EMEA Scientific Advice Working Party, we submitted an MAA for OPAXIO in Europe on March 4, 2008 based on results of the STELLAR trials. The MAA was accepted for review by the EMEA in April 2008, however a successful regulatory outcome from the EMEA is not assured as the EMEA’s final opinion cannot be predicted until they have had the opportunity to complete a thorough review of the clinical data that was presented in the MAA. We expect to receive an opinion from the EMEA by mid 2009.

We are subject to extensive government regulation.

We are subject to rigorous and extensive regulation by the FDA in the United States and by comparable agencies in other states and countries. Failure to comply with regulatory requirements could result in various adverse consequences, including possible delay in approval or refusal to approve a product, withdrawal of approved products from the market, product seizures, injunctions, regulatory restrictions on our business and sales activities, monetary penalties, or criminal prosecution.

Our products may not be marketed in the United States until they have been approved by the FDA and may not be marketed in other countries until they have received approval from the appropriate agencies. None of our current product candidates have received approval for marketing in any country. In March 2008, we submitted an MAA to the EMEA for OPAXIO. In April 2008, the EMEA accepted the MAA for review and we expect to receive an opinion from the EMEA by mid 2009. In addition, on April 13, 2009, we began submission of a rolling NDA to the FDA for pixantrone to treat relapsed aggressive NHL and expect to complete the submission and request priority review in the second quarter of 2009. If priority review status is granted, the FDA could provide a decision on the NDA as early as six months after the final submission of the NDA. Obtaining regulatory approval requires substantial time, effort and financial resources, and we may not be able to obtain approval of any of our products on a timely basis, or at all. In addition, data obtained from clinical trials are susceptible to varying interpretations, and government regulators and our collaborators may not agree with our interpretation of our clinical trial results. If our products are not approved quickly enough to provide net revenues to defray our debt and operating expenses, our business, financial condition and results of operations will be adversely affected.

In the event that we receive marketing approval for any of our product candidates, we will be subject to numerous regulations and statutes regulating the manner of selling and obtaining reimbursement for those products. For example, federal statutes generally prohibit providing certain discounts and payments to physicians to encourage them to prescribe our product. Violations of such regulations or statutes may result in treble damages, criminal or civil penalties, fines or exclusion of us or our employees from participation in federal and state health care programs. Although we have policies prohibiting violations of relevant regulations and statutes, unauthorized actions of our employees or consultants, or unfavorable interpretations of such regulations or statutes may result in third parties or regulatory agencies bringing legal proceedings or enforcement actions against us. Because we will likely need to develop a new sales force for any future marketed products, we may have a greater risk of such violations from lack of adequate training or experience. The expense to retain and pay legal counsel and consultants to defend against any such proceedings would be substantial, and together with the diversion of management’s time and attention to assist in any such defense, may negatively affect our business, financial condition and results of operations.

In addition, both before and after approval, our contract manufacturers and our products are subject to numerous regulatory requirements covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. Manufacturing processes must conform to current Good Manufacturing Practice, or cGMPs. The FDA and other regulatory authorities periodically inspect manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort to maintain compliance. Failure to comply with FDA, EMEA or other applicable regulations may cause us to curtail or stop the manufacture of such products until we obtain regulatory compliance.

The marketing and promotion of pharmaceuticals is also heavily regulated, particularly with regard to prohibitions on the promotion of products for off-label uses. In April 2007, we paid a civil penalty of $10.5 million and entered into a settlement agreement with the United States Attorney’s Office (“USAO”) for the Western District of Washington arising out of their investigation into certain of our prior marketing practices relating to TRISENOX, which was divested to Cephalon Inc. in July 2005. As part of that settlement agreement and in connection with the acquisition of Zevalin, we also entered into a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services, which required us to establish a compliance committee and compliance program and adopt a formal code of conduct.

We face direct and intense competition from our competitors in the biotechnology and pharmaceutical industries, and we may not compete successfully against them.

Competition in the oncology market is intense and is accentuated by the rapid pace of technological development. We anticipate that we will face increased competition in the future as new companies enter the market. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical companies, specialized biotechnology companies and universities and other research institutions. Specifically:

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Because pixantrone is intended to provide less toxic treatments to patients who have failed standard chemotherapy treatment, if we are successful in bringing pixantrone to market, it is not expected to compete directly with many existing chemotherapies. However, pixantrone will face competition from currently marketed anthracyclines, such as mitoxantrone (Novantrone®), and new anti-cancer drugs with reduced toxicity that may be developed and marketed.

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If we are successful in bringing OPAXIO to market, we will face direct competition from oncology-focused multinational corporations. OPAXIO will compete with other taxanes. Many oncology-focused multinational corporations currently market or are developing taxanes, epothilones, and other cytotoxic agents, which inhibit cancer cells by a mechanism similar to taxanes, or similar products including, among others, Bristol-Myers Squibb Co. and others, which markets paclitaxel and generic forms of paclitaxel; Aventis, which markets docetaxel; Genentech, Roche and OSI Pharmaceuticals, which markets Tarceva™; Genentech and Roche, which markets Avastin™, Eli Lilly, which markets Alimta®, and American Pharmaceutical Partners, which markets Abraxane™. In addition, other companies such as NeoPharm Inc. and Telik, Inc. are also developing products which could compete with OPAXIO.

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If we are successful in bringing brostallicin to market, we will face direct competition from other minor groove binding agents including Yondelis®, which is currently developed by PharmaMar and has received Authorization of Commercialization from the European Commission for soft tissue sarcoma.

Many of our competitors, either alone or together with their collaborators and, in particular, the multinational pharmaceutical companies, have substantially greater financial resources and development and marketing teams than us. In addition, many of our competitors, either alone or together with their collaborators, have significantly greater experience than we do in developing, manufacturing and marketing products. As a result, these companies’ products might come to market sooner or might prove to be more effective, less expensive, have fewer side effects or be easier to administer than ours. In any such case, sales of our products or eventual products would likely suffer and we might never recoup the significant investments we are making to develop these product candidates.

Uncertainty regarding third-party reimbursement and healthcare cost containment initiatives may limit our returns.

The ongoing efforts of governmental and third-party payors to contain or reduce the cost of healthcare may affect our ability to commercialize our products successfully. Governmental and other third-party payors continue to attempt to contain healthcare costs by:

•	challenging the prices charged for health care products and services,

•	limiting both coverage and the amount of reimbursement for new therapeutic products,

•	denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors,

•	refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval, and

•	denying coverage altogether.

The trend toward managed healthcare in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products. In addition, in almost all European markets, pricing and choice of prescription pharmaceuticals are subject to governmental control. Therefore, the price of our products and their reimbursement in Europe will be determined by national regulatory authorities.

Even if we succeed in bringing any of our proposed products to the market, they may not be considered cost-effective and third-party reimbursement might not be available or sufficient. If adequate third-party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing.

Even if our drug candidates are successful in clinical trials, we may not be able to successfully commercialize them.

Since our inception in 1991, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. All of our compounds currently are in research or development, and have not received marketing approval.

Prior to commercialization, each product candidate requires significant research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. The development of anti-cancer drugs, including those we are currently developing, is unpredictable and subject to numerous risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons including that they may:

•	be found ineffective or cause harmful side effects during preclinical testing or clinical trials,

•	fail to receive necessary regulatory approvals,

•	be difficult to manufacture on a scale necessary for commercialization,

•	be uneconomical to produce,

•	fail to achieve market acceptance, or

•	be precluded from commercialization by proprietary rights of third parties.

The occurrence of any of these events could adversely affect the commercialization of our products. Products, if introduced, may not be successfully marketed and/or may not achieve customer acceptance. If we fail to commercialize products or if our future products do not achieve significant market acceptance, we will not likely generate significant revenues or become profitable.

If any of our license agreements for intellectual property underlying pixantrone, OPAXIO, brostallicin, or any other products are terminated, we may lose the right to develop or market that product.

We have licensed intellectual property, including patent applications relating to intellectual property for pixantrone and brostallicin. We have also in-licensed the intellectual property for our drug delivery technology relating to OPAXIO which uses polymers that are linked to drugs, known as polymer-drug conjugates. Some of our product development programs depend on our ability to maintain rights under these licenses. Each licensor has the power to terminate its agreement with us if we fail to meet our obligations under these licenses. We may not be able to meet our obligations under these licenses. If we default under any license agreement, we may lose our right to market and sell any products based on the licensed technology.

If we fail to adequately protect our intellectual property, our competitive position could be harmed.

Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to:

•	obtain patent protection for our products or processes both in the United States and other countries,

•	protect trade secrets, and

•	prevent others from infringing on our proprietary rights.

When polymers are linked, or conjugated, to drugs, the results are referred to as polymer-drug conjugates. We are developing drug delivery technology that links chemotherapy to biodegradable polymers. For example, OPAXIO is paclitaxel, the active ingredient in Taxol®, one of the world’s best selling cancer drugs, linked to polyglutamate. We may not receive a patent for all of our polymer-drug conjugates and we may be challenged by the holder of a patent covering the underlying drug and/or methods for its use or manufacture.

The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents. If it allows broad claims, the number and cost of patent interference proceedings in the United States and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease. Patent applications in which we have rights may never issue as patents and the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. Litigation, interference proceedings or other governmental proceedings that we may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to us. Patent litigation is widespread in the biotechnology industry, and any patent litigation could harm our business. Costly litigation might be necessary to protect a patent position or to determine the scope and validity of third-party proprietary rights, and we may not have the required resources to pursue any such litigation or to protect our patent rights. Any adverse outcome in litigation with respect to the infringement or validity of any patents owned by third parties could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology.

We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While we require our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

Our products could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if unsuccessful, could cause us to pay substantial damages and prohibit us from selling our products.

We attempt to monitor patent filings for patents that may be relevant to our products and product candidates in an effort to guide the design and development of our products to avoid infringement but have not conducted an exhaustive search. We may not be able to successfully challenge the validity of these patents and could be required to pay substantial damages, possibly including treble damages, for past infringement and attorneys’ fees if it is ultimately determined that our products infringe a third-party’s patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Moreover, third parties may challenge the patents that have been issued or licensed to us. Even if infringement claims against us are without merit, or if we challenge the validity of issued patents, lawsuits take significant time, may be expensive and may divert management attention from other business concerns.

We may be unable to obtain a quorum for meetings of our shareholders or obtain necessary shareholder approvals and therefore be unable to take certain corporate actions.

Our amended and restated articles of incorporation require that a quorum, consisting of one-third of the outstanding shares of voting stock, be represented in person or by proxy in order to transact business at a meeting of our shareholders. In addition, amendments to our amended and restated articles of incorporation, such as an amendment to increase our authorized capital stock, require the approval of a majority of our outstanding shares. A substantial majority of our common shares are held by Italian institutions and, under Italian laws and regulations, it is difficult to communicate with the beneficial holders of those shares to obtain votes. In 2006, when a quorum required a majority of the outstanding shares of our voting stock be represented in person or by proxy, we scheduled two annual meetings of shareholders, but were unable to obtain quorum at either meeting. Following that failure to obtain quorum, we contacted certain depository banks in Italy where significant numbers of shares of our Common Stock were held and asked them to cooperate by making a book entry transfer of their share positions at Monte Titoli to their U.S. correspondent bank, who would then transfer the shares to an account of the Italian bank at a U.S. broker-dealer that is an affiliate of that bank. Certain of the banks contacted agreed to make the share transfer pursuant to these arrangements as of the record date of the meeting, subject to the relevant beneficial owner taking no action to direct the voting of such shares. Under Rule 452 of the New York Stock Exchange, the U.S. broker-dealer may vote shares absent direction from the beneficial owner on certain matters, such as the uncontested election of directors, an amendment to our amended and restated articles of incorporation to increase authorized shares that are to be used for general corporate purposes, and the ratification of our auditors. As a result of this custody transfer, we were able to hold special meetings of the shareholders in April 2007, January 2008 and March 2009 and annual meetings of the shareholders in September 2007 and June 2008. At the meeting in June 2008, our shareholders approved a proposal to reduce our quorum requirement from a majority of outstanding voting shares to one-third of outstanding voting shares. However, obtaining a quorum at future meetings even at the lower threshold and obtaining necessary shareholder approvals will depend in part upon the willingness of the Italian depository banks to continue participating in the custody transfer arrangements, and we cannot be assured that those banks that have participated in the past will continue to participate in custody transfer arrangements in the future. We are continuing to explore other alternatives to achieve quorum for and shareholder representation at our meetings; however, we cannot be certain that we will find an alternate method if we are unable to continue to use the custody transfer arrangements. As a result, we may be unable to obtain quorum at future annual or special meetings of shareholders or obtain shareholder approval of proposals when needed.

If we are unable to obtain a quorum at our shareholder meetings and thus fail to get shareholder approval of corporate actions, such failure could have a materially adverse effect on us. In addition, brokers may only vote on those matters for which broker discretionary voting is allowed under Rule 452 of the New York Stock Exchange, and we may not be able to obtain the required number of votes to approve certain proposals that require a majority of all outstanding shares to approve the proposal due to our reliance on broker discretionary voting. Therefore it is possible that even if we are able to obtain a quorum for our meetings of the shareholders we still may not receive enough votes to approve proxy proposals presented at such meeting and, depending on the proposal in question, such failure could have a material adverse effect on us. For example, a proposal to approve a reverse stock split failed to receive sufficient votes to pass at the March 2009 shareholders meeting.

We could fail in financing efforts or be delisted from NASDAQ if we fail to receive shareholder approval when needed.

We are required under the NASDAQ Marketplace Rules to obtain shareholder approval for any issuance of additional equity securities that would comprise more than 20% of our total shares of Common Stock outstanding before the issuance of such securities sold at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by NASDAQ. Funding of our operations in the future may require issuance of additional equity securities that would comprise more than 20% of our total shares of Common Stock outstanding, but we might not be successful in obtaining the required shareholder approval for such an issuance, particularly in light of the difficulties we have experienced in obtaining a quorum and holding shareholder meetings as outlined above. If we are unable to obtain financing due to shareholder approval difficulties, such failure may have a material adverse effect on our ability to continue operations.

We may be unable to obtain the raw materials necessary to produce our OPAXIO product candidate in sufficient quantity to meet demand when and if such product is approved.

We may not be able to continue to purchase the materials necessary to produce OPAXIO, including paclitaxel, in adequate volume and quality. Paclitaxel is derived from certain varieties of yew trees and the supply of paclitaxel is controlled by a limited number of companies. Paclitaxel is available and we have purchased it from several sources. We purchase the raw materials paclitaxel and polyglutamic acid from single sources. Should the paclitaxel or polyglutamic acid purchased from our sources prove to be insufficient in quantity or quality, should a supplier fail to deliver in a timely fashion or at all, or should these relationships terminate, we may not be able to qualify and obtain a sufficient supply from alternate sources on acceptable terms, or at all.

Our dependence on third-party manufacturers means that we do not always have direct control over the manufacture, testing or distribution of our products.

We do not currently have internal analytical laboratory or manufacturing facilities to allow the testing or production and distribution of drug products in compliance with cGMPs. Because we do not directly control our suppliers, these vendors may not be able to provide us with finished product when we need it.

We will be dependent upon these third parties to supply us in a timely manner with products manufactured in compliance with cGMPs or similar manufacturing standards imposed by U.S. and/or foreign regulatory authorities where our products will be tested and/or marketed. While the FDA and other regulatory authorities maintain oversight for cGMP compliance of drug manufacturers, contract manufacturers and contract service providers may at times violate cGMPs. The FDA and other regulatory authorities may take action against a contract manufacturer who violates cGMPs. One of our products under development, OPAXIO, has a complex manufacturing process and supply chain, which may prevent us from obtaining a sufficient supply of drug product for the clinical trials and commercial activities currently planned or underway on a timely basis, if at all. The active pharmaceutical ingredients and drug products for pixantrone and brostallicin are both manufactured by a single vendor. Finished product manufacture and distribution for both pixantrone and brostallicin are to be manufactured and distributed by different single vendors. We are currently disputing our right to cancel the exclusive manufacturing contract between us and the former manufacturer of pixantrone. We assert multiple grounds for terminating this exclusive manufacturing agreement, which the former manufacturer disputes.

If we do not successfully develop our products candidates into marketable products, we may be unable to generate significant revenue or become profitable.

We divested our commercial product, TRISENOX, in July 2005 and fully divested our commercial product, Zevalin, in March 2009. Currently, we do not have a marketed product, and unless we are able to develop one of our product candidates such as pixantrone into an approved commercial product, we will not generate any significant revenues from product sales, royalty payments, license fees or otherwise. Pixantrone, OPAXIO and brostallicin are currently in clinical trials; these clinical trials may not be successful and, even if they are, we may not be successful in developing any of them into a commercial product. For example, our STELLAR phase III clinical trials for OPAXIO for the treatment of non-small cell lung cancer failed to meet their primary endpoints. In addition, a number of companies in the pharmaceutical industry, including us, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. We will need to commit significant time and resources to develop these and any additional product candidates. Our product candidates will be successful only if:

•	our product candidates are developed to a stage that will enable us to commercialize them or sell related marketing rights to pharmaceutical companies;

•	we are able to commercialize product candidates in clinical development or sell the marketing rights to third parties; and

•	our product candidates, if developed, are approved by the regulatory authorities.

We are dependent on the successful completion of these goals in order to generate revenues. The failure to generate such revenues may preclude us from continuing our research and development of these and other product candidates.

If we are unable to enter into new in-licensing arrangements, our future product portfolio and potential profitability could be harmed.

One component of our business strategy is in-licensing drug compounds developed by other pharmaceutical and biotechnology companies or academic research laboratories. All of our product candidates in clinical development are in-licensed from a third-party, including pixantrone, OPAXIO and brostallicin.

Competition for new promising compounds and commercial products can be intense. If we are not able to identify future in-licensing opportunities and enter into future licensing arrangements on acceptable terms, our future product portfolio and potential profitability could be harmed.

We may take longer to complete our clinical trials than we expect, or we may not be able to complete them at all.

Before regulatory approval for any potential product can be obtained, we must undertake extensive clinical testing on humans to demonstrate the safety and efficacy of the product. Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to a number of factors. For example:

•	we may not obtain authorization to permit product candidates that are already in the preclinical development phase to enter the human clinical testing phase;

•	authorized preclinical or clinical testing may require significant time, resources or expertise to those originally expected to be necessary;

•	clinical testing may not show potential products to be safe and efficacious and, as with many drugs, may fail to demonstrate the desired safety and efficacy characteristics in human clinical trials;

•	clinical testing may show that potential products are not appropriate for the specific indication for which they are being tested;

•	the results from preclinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials;

•	we or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks or for other reasons; and

•

completion of clinical trials depends on, among other things, the number of patients available for enrollment in a particular trial, which is a function of many factors, including the number of patients with the relevant conditions, the nature of the clinical testing, the proximity of patients to clinical testing centers, the eligibility criteria for tests as well as competition with other clinical testing programs involving the same patient profile but different treatments.

We have limited experience in conducting clinical trials. We expect to continue to rely on third parties, such as contract research organizations, academic institutions and/or cooperative groups, to conduct, oversee and monitor clinical trials as well as to process the clinical results and manage test requests, which may result in delays or failure to complete trials if the third parties fail to perform or to meet the applicable standards.

If we fail to commence, complete, experience delays in any of our present or planned clinical trials or need to perform more or larger clinical trials than planned, our development costs may increase and/or our ability to commercialize our product candidates may be adversely affected. If delays or costs are significant, our financial results and our ability to commercialize our product candidates may be adversely affected.

If we fail to establish and maintain collaborations or if our partners do not perform, we may be unable to develop and commercialize our product candidates.

We have entered into collaborative arrangements with third-parties to develop and/or commercialize product candidates and are currently seeking additional collaborations. For example, we entered into an agreement with the Gynecologic Oncology Group to perform a phase III trial of OPAXIO in patients with ovarian cancer. Additional collaborations might be necessary in order for us to fund our research and development activities and third-party manufacturing arrangements, seek and obtain regulatory approvals and successfully commercialize our existing and future product candidates. If we fail to enter into additional collaborative arrangements or fail to maintain our existing collaborative arrangements, the number of product candidates from which we could receive future revenues would decline. For example, in 2005 we sold our product TRISENOX to Cephalon and, pursuant to the terms of the purchase agreement under which TRISENOX was sold, we are entitled to receive milestone payments upon the approval by the FDA of new labeled uses for TRISENOX; however, Cephalon may decide not to submit any additional information to the FDA to apply for label expansion of TRISENOX, in which case we would not receive a milestone payment under the agreement.

Our dependence on collaborative arrangements with third parties will subject us to a number of risks that could harm our ability to develop and commercialize products, including that:

•	collaborative arrangements may not be on terms favorable to us;

•	disagreements with partners may result in delays in the development and marketing of products, termination of our collaboration agreements or time consuming and expensive legal action;

•

we cannot control the amount and timing of resources partners devote to product candidates or their prioritization of product candidates and partners may not allocate sufficient funds or resources to the development, promotion or marketing of our products, or may not perform their obligations as expected;

•	partners may choose to develop, independently or with other companies, alternative products or treatments, including products or treatments which compete with ours;

•	agreements with partners may expire or be terminated without renewal, or partners may breach collaboration agreements with us;

•	business combinations or significant changes in a partner’s business strategy might adversely affect that partner’s willingness or ability to complete its obligations to us; and

•	the terms and conditions of the relevant agreements may no longer be suitable.

The occurrence of any of these events could adversely affect the development or commercialization of our products.

Because we base several of our drug candidates on unproven technologies, we may never develop them into commercial products.

We base several of our product candidates upon novel technologies that we are using to develop drugs for the treatment of cancer. These technologies have not been proven. Furthermore, preclinical results in animal studies may not predict outcomes in human clinical trials. Our product candidates may not be proven safe or effective. If these technologies do not work, our drug candidates will not develop into commercial products.

Because there is a risk of product liability associated with our products, we face potential difficulties in obtaining insurance.

Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and we may not be able to avoid significant product liability exposure. While we have insurance covering the product use in our clinical trials for our product candidates, it is possible that we will not be able to maintain such insurance on acceptable terms or that any insurance obtained will not provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim in excess of our insurance coverage could exceed our net worth.

Since we use hazardous materials in our business, we may be subject to claims relating to improper handling, storage or disposal of these materials.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We are subject to international, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by the regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and any such liability not covered by insurance could exceed our resources. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

We may not be able to conduct animal testing in the future, which could harm our research and development activities.

Certain of our research and development activities involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting activities through protests and other means. To the extent the activities of these groups are successful, our business could be materially harmed by delaying or interrupting our research and development activities.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial statements are based on, and should be read in conjunction with, our unaudited financial statements for the fiscal quarter ended March 31, 2009 and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such period, all of which are incorporated by reference into this Offer to Exchange. See “Available Information” and “Incorporation of Documents by Reference.”

The unaudited pro forma financial statements give effect to the following transactions as if such transactions were consummated on the date or at the beginning of the periods indicated including:

•

the issuance of 16.0 million shares of Common Stock and warrants to purchase up to 4.8 million shares of Common Stock for gross proceeds of $20.0 million in the Private Placement, along with estimated fees and expenses of approximately $1.1 million related to the Private Placement;

•	the tender and cancellation of an aggregate of $118,943,000 principal amount of Notes, or 100% of the outstanding aggregate principal amount of the Notes, pursuant to the Exchange Offers;

•

the issuance of approximately 54.5 million shares of Common Stock and the cash payment of approximately $16.0 million in exchange for an aggregate of $118,943,000 principal amount of Notes pursuant to the Exchange Offers and accrued and unpaid interest thereon; and

•	estimated fees and expenses of $2.0 million related to the Exchange Offers.

The unaudited pro forma financial statements do not give effect to:

•

the issuance, in a series of related transactions that took place in April 2009 (the “April Placement”), for total gross proceeds of $20.0 million, of (i) 20,000 shares of our Series 1 preferred stock convertible into approximately 66.7 million shares of Common Stock, and (ii) warrants to purchase up to 22,500,000 shares of Common Stock;

•	any fees and expenses related to the April Placement;

•	the conversion of all 20,000 shares of our Series 1 preferred stock into approximately 66.7 million shares of Common Stock in April 2009; or

•

the exercise of certain warrants issued in the April Placement to purchase 9,183,562 shares of Common Stock in May 2009, in connection with which exercise we received gross proceeds of approximately $3.8 million.

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the Exchange Offers or the Private Placement actually been consummated on the dates or at the beginning of the periods presented.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2009

(In thousands, except share amounts)

	Historical	Private Placement Adjustments		Exchange Offers Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$748	$20,000	(1)	$(18,105)	(3)	$2,643
Note receivable from sale of investment in joint venture	10,000	—		—		10,000
Prepaid expenses and other current assets	3,418	—		—		3,418

Total current assets	14,166	20,000		(18,105)		16,061
Property and equipment, net	3,679	—		—		3,679
Goodwill	17,064	—		—		17,064
Other assets	8,024	—		—		8,024

Total assets	$42,933	$20,000		$(18,105)		$44,828

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,248	$—		$—		$16,248
Accrued expenses	17,468	1,105	(2)	(73	)(4)	18,500
Warrant liability	1,576	—		—		1,576
Current portion of deferred revenue	80	—		—		80
Current portion of long-term obligations	1,570	—		—		1,570

Total current liabilities	36,942	1,105		(73)		37,974
Deferred revenue, less current portion	299	—		—		299
Long-term obligations, less current portion	1,836	—		—		1,836
9% convertible senior notes	252	—		(252	)(5)	—
7.5% convertible senior notes	32,695	—		(32,695	)(5)	—
6.75% convertible senior notes	6,931	—		(6,931	)(5)	—
5.75% convertible senior notes	24,002	—		(24,002	)(5)	—
4% convertible senior subordinated notes	55,150	—		(55,150	)(5)	—

Total liabilities	158,107	1,105		(119,103)		40,109

Commitments and contingencies

Preferred stock, no par value:
Authorized shares—10,000,000
Series A 3% convertible preferred stock, $1,000 stated value, 20,000 shares designated; 100 shares issued and outstanding at March 31, 2009	76	—		—		76
Series D 7% convertible preferred stock, $1,000 stated value, 6,500 shares designated; 1,000 shares issued and outstanding at March 31, 2009	734	—		—		734

Shareholders’ deficit:
Series F convertible preferred stock, $1,000 stated value, 9,000 shares designated; 6,702 shares issued and outstanding at March 31, 2009	3,876	—		—		3,876
Common stock, no par value:
Authorized shares—800,000,000
Issued and outstanding shares—329,477,484 at March 31, 2009	1,213,661	18,895		91,939	(6)	1,324,495
Accumulated other comprehensive loss	(8,019)	—		—		(8,019)
Accumulated deficit	(1,325,444)	—		9,059		(1,316,385)

Total CTI shareholders’ deficit	(115,926)	18,895		100,998		3,967
Noncontrolling interest	(58)	—		—		(58)

Total shareholders’ deficit	(115,984)	18,895		100,998		3,909

Total liabilities and shareholders’ deficit	$42,933	$20,000		$(18,105)		$44,828

(1)	Gross proceeds received in connection with the Private Placement.
(2)	Estimated fees and expenses in connection with the Private Placement.
(3)	Estimated cash consideration for Notes exchanged in the Exchange Offers based on $134.50 cash per $1,000 principal amount of Notes and an estimated $2.1 million accrued and unpaid interest on Notes exchanged in the Exchange Offers paid in cash.
(4)	Estimated interest accrued on the Notes exchanged in the Exchange Offers of approximately $2.1 million as of the settlement date of the Exchange Offers, partially offset by approximately $2.0 million in estimated fees and expenses of the Exchange Offers.
(5)	Based on the tender and cancellation of 100% of the outstanding aggregate principal amounts of the Notes pursuant to the Exchange Offers.
(6)	Estimated Common Stock for Notes exchanged in the Exchange Offers based on tender and cancellation of 100% of the outstanding principal amount of the Notes and 458 shares of Common Stock per $1,000 principal amount of the Notes. This amount is net of the estimated portion of transaction costs of approximately $1.8 million related to the shares of Common Stock issued in connection with the Exchange Offers.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2009

(In thousands, except per share amounts)

	Historical	Private Placement Adjustments	Exchange Offers Adjustments		Pro Forma
Revenues:
License and contract revenue	$20	$—	$—		$20

Total revenues	20	—	—		20

Operating expenses, net:
Research and development	7,956	—	—		7,956
Selling, general and administrative	8,874	—	—		8,874
Gain on sale of investment in joint venture	(10,244)	—	—		(10,244)

Total operating expenses, net	6,586	—	—		6,586

Loss from operations	(6,566)	—	—		(6,566)
Other income (expense):
Investment and other income, net	34	—	—		34
Interest expense	(1,617)	—	—		(1,617)
Amortization of debt discount and issuance costs	(4,851)	—	—		(4,851)
Foreign exchange gain (loss)	41	—	—		41
Make-whole interest expense	(6,345)	—	—		(6,345)
Gain on derivative liabilities, net	5,622	—	—		5,622
Gain on repurchase of convertible notes	—	—	9,059	(1)	9,059
Equity loss from investment in joint venture	(1,204)	—	—		(1,204)
Settlement expense	(170)	—	—		(170)

Other expense, net	(8,490)	—	9,059		569

Net loss before noncontrolling interest	(15,056)	—	9,059		(5,997)
Non controlling interest	89	—	—		89

Net loss attributable to CTI	(14,967)	—	9,059		(5,908)
Gain on restructuring of preferred stock	2,116	—	—		2,116
Preferred stock dividends	(23)	—	—		(23)
Deemed dividends on conversion of preferred stock	(250)	—	—		(250)

Net loss attributable to CTI common shareholders	$(13,124)	$—	$9,059		$(4,065)

Basic net loss per common share	$(0.05)				$(0.01)

Shares used in calculation of basic and diluted net loss per common share	285,525				356,001 (2)

(1)	Estimated gain on repurchase of Notes pursuant to the Exchange Offers based on the June 2, 2009 closing price of $1.72 per share of our Common Stock on the NASDAQ Capital Market, net of the estimated portion of transaction costs of approximately $0.3 million related to the cash consideration for the Exchange Offers.
(2)	The pro forma share and basic net loss per common share data was prepared using 16.0 million shares of Common Stock issued in connection with the Private Placement and an estimated 54.5 million shares of Common Stock to be issued in the Exchange Offers assuming the maximum principal amount of outstanding Notes sought by us in each Exchange Offer is tendered in each Exchange Offer.

THE EXCHANGE OFFERS

1.	Purpose of the Exchange Offers; Certain Information about the Company.

Purpose of the Exchange Offers.

We are making the Exchange Offers in order to reduce the principal amount of our outstanding indebtedness. We believe that reducing our outstanding indebtedness is necessary in order for our business to operate in light of our current asset base and revenue prospects. We have substantial operating expenses associated with the development of our product candidates and, as of March 31, 2009, we had cash and cash equivalents, securities available-for-sale and interest receivable of approximately $0.7 million, and total current liabilities of approximately $36.9 million.

Any Notes that we accept for exchange will be canceled. We expect to use cash on hand and/or cash received in connection with the Private Placement to consummate the Exchange Offers. See Section 9, “Source and Amount of Exchange Consideration” and Section 10, “Conditions of the Exchange Offers.”

Certain Information about the Company.

We develop, acquire and commercialize novel treatments for cancer. Our goal is to build a leading biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. Our research, development, acquisition and in-licensing activities concentrate on identifying and developing new, less toxic and more effective ways to treat cancer.

Pixantrone. We are developing pixantrone, a novel anthracycline derivative, for the treatment of non-Hodgkin’s lymphoma, or NHL, and various other hematologic malignancies, solid tumors and immunological disorders. Pixantrone was studied in our EXTEND, or PIX 301, clinical trial, which was a phase III single-agent trial of pixantrone for patients with relapsed, aggressive NHL who received two or more prior therapies and who were sensitive to treatment with anthracyclines. In November 2008, we announced that this trial achieved the primary efficacy endpoint. Based on the outcome of the EXTEND trial and on the basis of pre-NDA communication we received from the Food and Drug Administration, or FDA, relating to this phase III trial, we began a rolling New Drug Application, or NDA submission to the FDA on April 13, 2009 and expect to complete the submission and request priority review from the FDA in the second quarter of 2009. If the NDA is granted priority review status, the FDA could provide us with a decision on the NDA before the end of 2009. In addition, in February 2009, we entered into an agreement with IDIS, Limited, or IDIS to manage pixantrone as an investigational drug on a named-patient basis in Europe. Pixantrone will be supplied by IDIS to healthcare professionals for the treatment of individual patients with relapsing aggressive non-Hodgkin’s lymphoma. The program was initiated in May 2009.

The results of the EXTEND trial showed that patients randomized to treatment with pixantrone achieved a significantly higher rate of confirmed and unconfirmed complete remissions compared to patients treated with standard chemotherapy, had a significantly increased overall response rate, and experienced a statistically significant improvement in median progression free survival. The most common grade 3, 4 adverse event observed on the pixantrone arm was neutropenia in 41.2% of patients versus 19.4% on the comparator arm. However, the incidence of grade 3, 4 febrile neutropenia was only 7.4% versus 3.0% in the comparator arm. Grade 3, 4 infections had a similar incidence in both study arms (18% vs. 13%). Although the grade 3, 4 cardiac disorder was similar among the two treatment groups (1.5% vs. 1.5%), there was a slightly higher incidence of serious cardiac disorders in patients treated with pixantrone than among patients who received comparator agents (8.8% vs. 4.5%). Events considered cardiac disorders included cardiac arrest, congestive heart failure, myocardial infarction, cyanosis, pericardial effusion, and tachycardia.

We also conducted the RAPID, or PIX203, phase II study (CHOP-R vs. CPOP-R) in which pixantrone is substituted for doxorubicin in the CHOP-R regimen compared to the standard CHOP-R regimen in patients with aggressive NHL. An interim analysis of the RAPID study, reported in July 2007, showed that to date, a majority of patients on both arms of the study achieved a major objective anti-tumor response (complete response or partial response). Patients on the pixantrone arm of the study had clinically significant less left ventricular ejection fraction (LVEF) drops, infections, and thrombocytopenia (a reduction in platelets in the blood), as well as significant reduction in febrile neutropenia. In early 2008, we closed enrollment on the RAPID trial because we had adequate sample size to demonstrate differences in cardiac events and other clinically relevant side effects between pixantrone and doxorubicin. We expect to report results from this trial in the fourth quarter of 2009.

OPAXIO. We are developing OPAXIO (paclitaxel poliglumex), which we have previously referred to as XYOTAX, for the treatment of non-small cell lung cancer, or NSCLC, and ovarian cancer. While our STELLAR 2, 3 and 4 phase III clinical studies for OPAXIO, completed in the first half of 2005, did not meet their primary endpoints of superior overall survival, we believe that the reduction in toxicities coupled with superior convenience and less supportive care demonstrated in the STELLAR 4 phase III clinical trial merits consideration for approval as single-agent therapy for patients with advanced NSCLC who have poor performance status, or PS2. Currently there are no drugs approved for PS2 NSCLC patients. In March 2008, we submitted a Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMEA, for first-line treatment of patients with advanced NSCLC who are PS2, based on a non-inferior survival and improved side effect profile which we believe was demonstrated in our STELLAR clinical trials. The application is based on a positive opinion we received from the EMEA’s Scientific Advice Working Party, or SAWP; the EMEA agreed that switching the primary endpoint from superiority to non-inferiority is feasible if the retrospective justification provided in the marketing application is adequate. The discussions with the SAWP focused on using the STELLAR 4 study as primary evidence of non-inferiority and the STELLAR 3 study as supportive of the MAA. The application was accepted for review in April 2008 and the MAA has now entered the marketing approval review process, which generally takes 15 to 18 months. We expect to receive an opinion from the EMEA in mid 2009.

We are also developing OPAXIO for women with pre-menopausal levels of estrogen, regardless of age, who have advanced NSCLC with normal or poor performance status. We believe the lack of safe and effective treatment for women with advanced first-line NSCLC, who have pre-menopausal estrogen levels, represents an unmet medical need. Based on a pooled analysis of STELLAR 3 and 4 phase III trials for treatment of first-line NSCLC PS2 patients, we believe that there is a demonstrated statistically significant survival advantage among women receiving OPAXIO when compared to women or men receiving standard chemotherapy. A survival advantage for women over men was also demonstrated in a first-line phase II clinical trial of OPAXIO and carboplatin, known as the PGT202 trial, supporting the potential benefit observed in the STELLAR 3 and 4 trials. In September 2007, we initiated our PGT307 trial which focuses exclusively on NSCLC in women with pre-menopausal estrogen levels, the subset of patients where OPAXIO demonstrated the greatest potential survival advantage in the STELLAR trials. Although the FDA has established the requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of OPAXIO in the NSCLC setting, we believe that compelling results from PGT307, along with supporting evidence from prior clinical trials, may enable us to submit an NDA in the United States. In early 2008, we limited enrollment on the PGT307 study to sites in the United States only, until either approval of the MAA by the EMEA or until positive results from the GOG0212 trial of OPAXIO for first-line maintenance therapy in ovarian cancer, as discussed below, are reported.

We are developing OPAXIO as potential maintenance therapy for women with advanced stage ovarian cancer who achieve a complete remission following first-line therapy with paclitaxel and carboplatin. This study, the GOG0212 trial, is under the control of the Gynecologic Oncology Group, or GOG, and is expected to enroll 1,100 patients by early 2012. Based on the number of events in the database, we are requesting an interim analysis be conducted by the GOG in the second half of 2009. If the GOG agrees to this timing and the interim analysis is successful, it could lead to an NDA filing in 2010.

Brostallicin. We are developing brostallicin through our wholly owned subsidiary, Systems Medicine LLC (“SM”), which holds worldwide rights to use, develop, import and export brostallicin, a synthetic DNA minor groove binding agent that has demonstrated anti-tumor activity and a favorable safety profile in clinical trials in which more than 230 patients have been treated to date. SM currently uses a genomic-based platform to guide development of brostallicin. We expect to use that platform to guide development of our licensed oncology products in the future. We also have a strategic affiliation with the Translational Genomics Research Institute (“TGen”) and have the ability to use TGen’s extensive genomic platform and high throughput capabilities to target a cancer drug’s context-of-vulnerability, which is intended to guide clinical trials toward patient populations where the highest likelihood of success should be observed, thereby potentially lowering risk and shortening time to market.

A phase II study of brostallicin in relapsed/refractory soft tissue sarcoma met its predefined activity and safety hurdles and resulted in a first-line phase II study that is currently being conducted by the European Organization for Research and Treatment of Cancer, or EORTC. Planned enrollment for this study was completed in August 2008 and the EORTC plans to conduct the final data analysis in 2009. Brostallicin has also demonstrated synergy with new targeted agents as well as established treatments in preclinical trials; consequently, we began a multi-arm combination study with brostallicin and other agents, including Avastin (bevacizumab) which was substantially completed in the fourth quarter of 2008.

Zevalin. In March 2009, we divested our interest in the radiopharmaceutical product Zevalin® (ibritumomab tiuxetan) by selling our 50% interest in the Zevalin joint venture, RIT Oncology, to Spectrum for $16.5 million. Previously, in December 2008, we closed our transaction with Spectrum to form RIT Oncology, to commercialize and develop Zevalin in the United States. We originally acquired the U.S. rights to develop, market and sell Zevalin from Biogen Idec Inc., or Biogen, in December 2007. We received an initial payment of $6.5 million in gross proceeds from Spectrum on March 2, 2009, $750,000 of which was used to pay a consent fee to Biogen, and an additional $6.5 million in gross proceeds on April 3, 2009. The remaining $3.5 million to be received from Spectrum, which is subject to certain adjustments for, among other things, payables determined to be owed between us and RIT Oncology, was previously held in escrow and was to be released to us on April 15, 2009. Pursuant to the agreement governing the escrowed amount, on April 10, 2009, we filed for arbitration to have the adjusted amount determined by an arbitrator because we and Spectrum were not able to mutually agree on the amount. On April 22, 2009, Spectrum filed a cross-claim alleging that it was entitled to the entire amount held in escrow and that it was owed additional amounts by us. The arbitration was held on May 14, 2009. On May 21, 2009, the arbitrator ordered that the final installment of $3.5 million be released from the escrow account and distributed to Spectrum; additionally, we were ordered to pay $776,454 to Spectrum. Of these amounts, $3,203,671 was determined by the arbitrator to be outstanding “Excluded Liabilities” under the Limited Liability Company Interest Assignment Agreement entered into between Spectrum and us, dated March 15, 2009. Accordingly, Spectrum is responsible for paying certain liabilities incurred or to be incurred by us totaling $3,203,671, including an obligation payable to Bayer for a clinical trial. On May 22, 2009, we requested that the arbitrator reduce the amount due to reflect certain liabilities that had already been paid or were not owed. Our request before the arbitrator is still pending. On May 26, 2009, we paid Spectrum $776,454. In addition, as part of the transaction, we agreed to forego the right to receive up to $15 million in product sales milestone payments in connection with the original transaction establishing the joint venture.

Research and Preclinical Development. Cisplatin is a platinum-based chemotherapy drug used to treat a wide variety of cancers. We are developing new analogues of the dinuclear-platinum complex CT-3610 that is more potent than cisplatin. CT-3610 is endowed with a unique mechanism of action, active in preclinical studies on a large panel of tumor models, sensitive and refractory to cisplatin, and has a safety profile comparable to that of cisplatin. The novel bisplatinum analogues are rationally designed and synthesized to have improved biopharmaceutical properties that reduce the intrinsic reactivity of the molecule and that demonstrate preclinical anti-tumor efficacy in solid tumor models.

We are currently focusing our efforts on pixantrone, OPAXIO, brostallicin and bisplatinates. As of March 31, 2009, we had incurred aggregate net losses of approximately $1.3 billion since inception. We expect to continue to incur additional operating losses for at least the next year.

Recent Developments.

Debt and Equity Restructurings. In February 2009, 200 shares of our Series A preferred stock, 2,218 shares of our Series B preferred stock and 4,284 of our Series C convertible preferred stock, or Series C preferred stock, were exchanged for 6,702 shares of our Series F preferred stock.

On April 1 and 2, 2009, all of our outstanding shares of Series F preferred stock were converted into 47,871,425 shares of our Common Stock.

On April 7, 2009, we issued 288,517 shares of our Common Stock in exchange for 100 shares of outstanding Series A 3% Convertible Preferred Stock and associated warrants to purchase 747 shares of our Common Stock.

On April 17, 2009, we issued 3,452,493 shares of our Common Stock in exchange for 1,000 shares of outstanding Series D 7% Convertible Preferred Stock and associated warrants to purchase 19,138 shares of our Common Stock.

On April 13, 2009, we issued to Cranshire Capital, L.P. (“Cranshire”), Class A Warrants to purchase 9,183,562 shares of our Common Stock and Class B Warrants to purchase 13,316,438 shares of our Common Stock. The Class A Warrants became exercisable beginning on April 13, 2009 would have terminated on April 13, 2014. The Class B Warrants will become exercisable beginning on October 13, 2009 and will terminate on October 13, 2014. The exercise price per share of our Common Stock issuable upon exercise of the Class B Warrants is $0.41 per share of our Common Stock. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting shares of our Common Stock. The holders of the Class B Warrants are entitled to 20 days’ notice before the record date for certain distributions to holders of our Common Stock. If certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of our assets, tender offer or exchange offer with respect to shares of our Common Stock or reclassification of shares of our Common Stock, the holders of the Class B Warrants will be entitled to receive thereafter in lieu of shares of our Common Stock, the consideration (if different from common stock), that the holders of shares of our Common Stock received due to such “fundamental transaction” or, at the holder’s option, the Black Scholes Value of the Class B Warrants as of the time of the “fundamental transaction.”

On May 6, 2009, Cranshire exercised all of the Class A Warrants resulting in our issuance of 9,183,562 shares of Common Stock and our receipt of approximately $3.8 million in proceeds from the exercise price thereof.

On May 11, 2009, we received aggregate gross proceeds of $20.0 million in connection with the Private Placement.

Restructuring of Resources. In connection with the sale of our 50% interest in RIT Oncology to Spectrum as discussed above, we announced an immediate reduction in force and plans for an additional reduction of employees following the termination of services to RIT. These positions were directly and indirectly involved in the sales and marketing, medical affairs and other operations of Zevalin. As of March 31, 2009, 22 employees had been terminated, with nine of these employees receiving employment or consulting positions with Spectrum. An additional three employees had received termination notices and are expected to terminate in the second quarter of 2009.

During the first quarter of 2009, we announced that we had engaged the services of a strategic advisory consulting firm to assist in developing strategic options for a partnership, asset divestment or joint venture for our Italian branch. As of May 5, 2009 we have exhausted our efforts in finding a partner or buyer and the termination of our Bresso employees is planned. On May 13, 2009, we entered into an agreement with the unions representing the employees of the Bresso facility in connection with the closure of that facility. The agreement relates to a reduction of the Company’s total headcount in Italy by 56 positions in the immediate months. We have also sent notices of termination to the six managers of the Bresso facility and will seek to enter into separate severance arrangements with these managers.

Lack of Liquidity. Our available cash and cash equivalents are approximately $0.7 million as of March 31, 2009. In addition, in April 2009 we received $6.5 million in gross proceeds from Spectrum in connection with the sale of our 50% interest in RIT Oncology to Spectrum as well as $20.0 million in gross proceeds for the issuance of 20,000 shares of our Series 1 preferred stock. We also received $3.8 million in May 2009 for the exercise of all Class A warrants related to our Series 1 preferred stock. On May 11, 2009, we received aggregate gross proceeds of $20.0 million in connection with the Private Placement. Even with these additional financings, we will not have sufficient cash to fund our planned operations beyond August 2009. Accordingly, we have implemented cost saving initiatives to reduce operating expenses, including the reduction of employees related to Zevalin operations and our planned closure of our operations in Italy, and we continue to seek additional areas for cost reductions. However, we will also need to raise additional funds and are currently exploring alternative sources of equity or debt financing. We may seek to raise such capital through public or private equity financings, partnerships, joint ventures, disposition of assets, debt financings or restructurings, bank borrowings or other sources. However, additional funding may not be available on favorable terms or at all. However, additional funding may not be available on favorable terms or at all and we are subject to certain regulatory and contractual limitations on our financing activities, which may limit our ability to raise additional funding until October 2009. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If we fail to obtain additional capital when needed, we may be required to delay, scale back, or eliminate some or all of our research and development programs. The accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Corporate Information.

We were incorporated in the State of Washington in 1991. Our shares of Common Stock trade on The NASDAQ Capital Market under the symbol “CTIC.” Our principal executive offices are located at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, and our phone number is (206) 282-7100. Our Internet home page is located at http://www.celltherapeutics.com; however, the information in, or that can be accessed through, our home page is not part of this Offer to Exchange. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on or through our Internet home page as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. See “Available Information” and “Incorporation of Documents by Reference.”

2.	Description of the Notes; Comparison of the Notes and the Common Stock; Description of Capital Stock.

Description of the Notes.

The following description of the Notes and any other descriptions of the Notes contained in this Offer to Exchange are qualified in their entirety by reference to the respective Indentures pursuant to which they were issued. The terms of each series of the Notes are as stated in the respective Indentures for that series and as made a part of that Indenture by reference to the Trust Indenture Act of 1939. The Notes are subject to all such terms and the Holders are referred to the respective Indentures and the Trust Indenture Act of 1939 for a statement thereof. Copies of the Indentures are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Exchange.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective Indentures governing the Notes, will remain unchanged by the Exchange Offers. No amendment to the Indentures is being sought in connection with the Exchange Offers.

4% Convertible Senior Subordinated Notes due 2010. The 4% Notes were issued pursuant to our registration statement on Form S-3 (Reg. No. 333-108926), which was filed with the SEC on September 18, 2003. The 4% Notes are governed by an Indenture, dated as of June 23, 2003 (the “4% Indenture”), by and between us and U.S. Bank National Association, as Trustee, filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2003, which was filed with the SEC on August 6, 2003. The 4% Notes are due July 1, 2010 and bear interest at a rate of 4% per annum, payable on January 1 and July 1 of each year until the 4% Notes are repaid, converted, redeemed or repurchased. The 4% Notes are convertible into our Common Stock, at the adjusted conversion price of $540.00 per share, equal to a conversion rate of 1.852 shares per $1,000 principal amount of the 4% Notes.

Any time before July 1, 2010, if the public trading price of our Common Stock has exceeded 150% of the conversion price of the 4% Notes then in effect for at least 20 trading days in any period of 30 consecutive trading days, we may redeem some or all of the 4% Notes at a redemption price equal to 100% of the principal amount of the 4% Notes being redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date. Upon such redemption, we would make an additional payment of $280.00 per $1,000 note, less any interest previously paid on the 4% notes. Subject to certain exceptions, holders may require us to repurchase some or all of their 4% Notes if a “Change in Control” (as defined in the 4% Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the 4% Notes, plus accrued and unpaid interest up to, but excluding, the repurchase date.

For additional detail regarding the 4% Notes, please see the section entitled “Description of Notes” in our prospectus supplement dated April 21, 2004, which was filed with the SEC on April 22, 2004.

6.75% Convertible Senior Notes due 2010. The 6.75% Notes were issued pursuant to our registration statement on Form S-3 (Reg. No. 333-130411), which was filed with the SEC on December 16, 2005. The 6.75% Notes are governed by an Indenture, dated as of November 4, 2005 (the “6.75% Indenture”), by and between us and U.S. Bank National Association, as Trustee, filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 10, 2005. The 6.75% Notes are due October 31, 2010 and bear interest at a rate of 6.75% per annum, payable on April 30 and October 31 of each year until the 6.75% Notes are repaid, converted, redeemed or repurchased. The 6.75% Notes are convertible into our Common Stock, at the adjusted conversion price of $105.20 per share, equal to a conversion rate of 9.506 shares per $1,000 principal amount of 6.75% Notes. In addition, in the event that the 6.75% Notes are converted, we will pay a make-whole amount to the holders of the converted notes equal to $333.75 per $1,000 principal amount of the converted 6.75% Notes less any interest paid on such 6.75% Notes prior to the conversion date.

Any time before October 31, 2010, if the public trading price of our Common Stock has exceeded 125% of the conversion price of the 6.75% Notes then in effect for at least 20 trading days in any period of 30 consecutive trading days, we may redeem some or all of the 6.75% Notes at a redemption price equal to 100% of the principal amount of the 6.75% Notes being redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date, and any liquidated damages. Subject to certain exceptions, holders may require us to repurchase some or all of their 6.75% Notes if a “Change in Control” (as defined in the 6.75% Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the 6.75% Notes, plus accrued and unpaid interest up to, but excluding, the repurchase date.

For additional detail regarding the 6.75% Notes, please see the section entitled “Description of Notes” in our prospectus supplement dated January 1, 2006, which was filed with the SEC on January 1, 2006.

7.5% Convertible Senior Notes due 2011. The 7.5% Notes are governed by an Indenture, dated as of April 27, 2006 (the “7.5% Indenture”), by and between us and U.S. Bank National Association, as Trustee, filed as an exhibit to our Current Report on Form 8-K, which was filed with the SEC on April 28, 2006. The 7.5% Notes are due April 30, 2011 and bear interest at a rate of 7.5% per annum, payable on April 30 and October 31 of each year until the 7.5% Notes are repaid, converted, redeemed or repurchased. The 7.5% Notes are convertible into our Common Stock, at the adjusted conversion price of $83.60 per share, equal to a conversion rate of 11.962 shares per $1,000 principal amount of 7.5% Notes.

We may elect to redeem for cash all, but not less than all, of the 7.5% Notes at any time on or after April 30, 2009 at a redemption price of 100% of the principal amount of the 7.5% Notes being redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date. If at any time prior to April 30, 2011, the public trading price of our Common Stock has exceeded 125% of the conversion price of the 7.5% Notes then in effect for at least 20 trading days in any period of 30 consecutive trading days, the 7.5% Notes will automatically convert into Common Stock at a rate set forth in the Indenture. Subject to certain exceptions, holders may require us to repurchase some or all of their 7.5% Notes if a “Change in Control” (as defined in the 7.5% Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the 7.5% Notes, plus accrued and unpaid interest up to, but excluding, the repurchase date. In addition, upon any automatic conversion of the 7.5% Notes, or if the holders exercise their right to require us to repurchase the 7.5% Notes upon a “Non-Stock Change of Control” (as defined in the Indenture), we shall pay the holder of the 7.5% Notes so converted a make-whole payment equal to $225 per $1,000 principal amount of the 7.5% Notes so converted or repurchased, less any interest paid on such 7.5% Notes prior to the conversion date.

On May 15, 2006, we filed a registration statement on Form S-3 (Reg. No. 333-134126) with the SEC covering the resale of the 7.5% Notes and the Common Stock issuable upon conversion of the 7.5% Notes. For additional detail regarding the 7.5% Notes, please see the section entitled “Description of Notes” in our prospectus supplement dated May 7, 2007, which was filed with the SEC on May 18, 2007.

5.75% Convertible Senior Notes due 2011. The 5.75% Notes are governed by an Indenture, dated as of December 12, 2007 (the “5.75% Indenture”), by and between us and U.S. Bank National Association, as Trustee, filed as an exhibit to our Current Report on Form 8-K which was filed with the SEC on December 13, 2007. The 5.75% Notes are due December 15, 2011 and bear interest at a rate of 5.75% per annum, payable on June 15 and December 15 of each year until the 5.75% Notes are repaid, converted, redeemed or repurchased. The 5.75% Notes are convertible into our Common Stock, at the adjusted conversion price of $30.00 per share, equal to a conversion rate of 33.333 shares per $1,000 principal amount of 5.75% Notes.

We may elect to redeem for cash all, but not less than all, of the 5.75% Notes at any time on or after December 15, 2009 at a redemption price of 100% of the principal amount of the 5.75% Notes being redeemed, plus the Make Whole Payment (defined below), plus accrued and unpaid interest up to, but excluding, the redemption date, and any liquidated damages. If on or after December 15, 2009, and prior to December 15, 2011, the public trading price of our Common Stock has exceeded 140% of the conversion price of the 5.75% Notes then in effect for at least 20 trading days in any period of 30 consecutive trading days, the 5.75% Notes will automatically convert into our Common Stock at a rate set forth in the Indenture. Subject to certain exceptions, holders may require us to repurchase some or all of their 5.75% Notes if a “Change in Control” (as defined in the 5.75% Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the 5.75% Notes, plus accrued and unpaid interest up to, but excluding, the repurchase date. In addition, upon any automatic conversion of the 5.75% Notes, if the holders exercise their right to require us to repurchase the 5.75% Notes upon a Change in Control or if we elect to redeem the 5.75% Notes, we shall be required to pay a premium make-whole amount to the holders of the 5.75% Notes so converted, redeemed or repurchased, equal to $115 per $1,000 principal amount of the 5.75% Notes so converted, redeemed or repurchased, less any interest paid on such 5.75% Notes prior to the conversion date (the “Make-Whole Payment”).

On March 31, 2008, we filed a registration statement on Form S-3 (Reg. No. 333-149981) with the SEC covering the resale of the 5.75% Notes and the Common Stock issuable upon conversion of the 5.75% Notes. For additional detail regarding the 5.75% Notes, please see the section entitled “Description of Notes” in our prospectus supplement dated May 13, 2008, which was filed with the SEC on May 13, 2008.

9% Convertible Senior Notes due 2012. The 9% Notes are governed by an Indenture, dated as of March 3, 2008 (the “9% Indenture”), by and between us and U.S. Bank National Association, as Trustee, filed as an exhibit to our current report on Form 8-K, which was filed with the SEC on March 5, 2008. The 9% Notes are due March 4, 2012 and bear interest at a rate of 9% per annum, payable on March 15 and September 15 of each year until the 9% Notes are repaid, converted, redeemed or repurchased. The 9% Notes are convertible into our Common Stock, at the adjusted conversion price of $14.10 per share, equal to a conversion rate of 70.922 shares per $1,000 principal amount of 9% Notes. In addition, in the event the 9% Notes are converted, we shall be required to pay a make-whole amount to the holders of the 9% Notes so converted equal to $270 per $1,000 principal amount of the converted 9% Notes less any interest paid on such 9% Notes prior to the conversion date.

If on or after March 4, 2009, the public trading price of our Common Stock has exceeded 150% of the conversion price of the 9% Notes then in effect for at least 20 trading days in any period of 30 consecutive trading days, the 9% Notes will automatically convert to Common Stock at a rate set forth in the Indenture. Subject to certain exceptions, holders may require us to repurchase some or all of their 9% Notes if a “Change in Control” (as defined in the 9% Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the 9% Notes, plus accrued and unpaid interest up to, but excluding, the repurchase date.

The 9% Notes rank pari passu in right of payment with the 5.75% Notes, 6.75% Notes and 7.5% Notes, and is senior (along with the 5.75% Notes, 6.75% Notes and 7.5% Notes) to the 4% Notes. The Notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

On June 1, 2007, we filed a registration statement on Form S-3 (Reg. No. 333-143452) with the SEC covering the resale of the 9% Notes and the Common Stock issuable upon conversion of the 9% Notes. For additional detail regarding the 9% Notes, please see the section entitled “Description of Notes” in our prospectus supplement dated March 3, 2008, which was filed with the SEC on March 4, 2008.

Comparison of the Notes and the Common Stock.

The following is a description of certain material differences between the rights of holders of the Notes and holders of shares of our Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our Common Stock.

Governing Document. As a holder of the Notes, your rights currently are set forth in, and you may enforce your rights under, an indenture governing each series of the Notes and by the Notes. If you participate in one or more of the Exchange Offers, your rights as a holder of our shares of our Common Stock will be set forth in, and you may enforce your rights under, our amended and restated articles of incorporation, as amended from time to time, and our amended and restated bylaws, as effective from time to time.

Ranking. In any liquidation or bankruptcy of the Company, our shares of Common Stock would rank below all claims against us or holders of any of our indebtedness, including the Notes. Upon a voluntary or involuntary liquidation or bankruptcy of the Company, all holders of the Notes would be entitled to receive payment in full of principal and interest before any holders of shares of our Common Stock receive any payments or distributions. Therefore, holders of shares of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, including the holders of the Notes, have been satisfied in full. In addition, holders of any preferred stock we may issue in the future will have a priority over the holders of shares of our Common Stock with respect to the distribution of our assets in the event of our liquidation or dissolution.

Dividends/Distributions/Payments. We do not anticipate declaring or paying any cash dividends on shares of our Common Stock for the foreseeable future. Holders of the Notes are entitled to receive interest payments at the various interest rates specified in the Notes and are entitled to receive the principal amount of each series of Notes upon such series’ maturity. Our shares of Common Stock never mature.

Redemption. We may redeem certain series of the Notes under the terms of the indenture governing such series of Notes and at the prices set forth in such indenture. Our shares of Common Stock are not subject to redemption.

Repurchase. The indentures governing each series of Notes require us to make an offer to purchase the Notes for cash to the holders of the notes in the event of a Change in Control (as defined in each applicable indenture). The purchase price under each indenture is equal to 100% of the principal amount of the notes plus accrued and unpaid interest and a possible make-whole payment. Our shares of Common Stock are not subject to repurchase.

Listing. Our Common Stock is listed on The NASDAQ Capital Market under the symbol “CTIC.” There is no established public reporting or trading system for the Notes and trading in the Notes has been limited.

Voting Rights. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Notes do not have voting rights.

Description of Capital Stock.

The following description of our shares of Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation, our amended and restated bylaws, as amended, and all applicable provisions of Washington law.

General. We are authorized to issue 800,000,000 shares of Common Stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of the close of business on June 1, 2009 there were 477,920,766 shares of our Common Stock outstanding and warrants to purchase approximately 20.8 million shares of our Common Stock were outstanding. As of the close of business on June 1, 2009, we had no shares of preferred stock outstanding.

Common Stock. Each holder of a share of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of shares of our Common Stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of our Common Stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of shares of our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to shares of our Common Stock. All outstanding shares of our Common Stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of shares of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

General Description of Preferred Stock. The Board of Directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Common Stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

•	restricting dividends on the shares of Common Stock;

•	diluting the voting power of the shares of Common Stock;

•	impairing the liquidation rights of the shares of Common Stock; and

•	delaying or preventing a change in control of the Company without further action by the shareholders.

Anti-Takeover Effects of Provisions of Washington Law and our Charter and Amended and Restated Bylaws. Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. Chapter 23B.19 of the Washington Business Corporation Act prohibits us, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person or group of persons who acquire 10% or more of our voting securities without the prior approval of the our board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive a disproportionate benefit as a shareholder. Exceptions to this statutory prohibition include approval of the transaction at a shareholders meeting by holders of not less than a two-thirds of the shares held by each voting group entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, transactions approved by the Board of Directors prior to the acquiring person first becoming an acquiring person, or, with respect to a merger, share exchange, consolidation, liquidation or distribution entered into with the acquiring person, transactions where certain other requirements regarding the fairness of the consideration to be received by the shareholders have been met. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

Our Board of Directors is divided into three approximately equal classes of directors serving staggered three-year terms. In addition, our amended and restated articles of incorporation provide that directors may be removed from office only at a meeting of the shareholders called expressly for that purpose and only for cause. Our amended and restated articles of incorporation limit “cause” to willful misfeasance having a material adverse effect on us or conviction of a felony, provided that any action by a director shall not constitute “cause” if, in good faith, the director believed the action to be in or not opposed to our best interests or if the director is entitled to be indemnified with respect to such action under applicable law, our amended and restated articles of incorporation or amended and restated bylaws, or a contract with us. Further, our amended and restated bylaws require a shareholder to provide notice to us of such shareholder’s intention to nominate a person or persons for election as directors not later than 90 days prior to the first anniversary of the previous year’s annual meeting or, in the case of an election to be held at a special meeting of the shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide us with notice of such shareholder’s intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders. These may have the effect of deterring hostile takeovers or delaying change in control of our management.

Warrants. On April 13, 2009, we issued to Cranshire Class A Warrants to purchase 9,183,562 shares of our Common Stock and Class B Warrants to purchase 13,316,438 shares of our Common Stock. The Class A Warrants became exercisable beginning on April 13, 2009 and would have terminated on April 13, 2014. The Class B Warrants will become exercisable beginning on October 13, 2009 and will terminate on October 13, 2014. The exercise price per share of our Common Stock issuable upon exercise of the Class B Warrants is $0.41 per share of our Common Stock. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting shares of our Common Stock. The holders of the Class B Warrants are entitled to 20 days’ notice before the record date for certain distributions to holders of our Common Stock. If certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of our assets, tender offer or exchange offer with respect to shares of our Common Stock or reclassification of shares of our Common Stock, the holders of the Class B Warrants will be entitled to receive thereafter in lieu of shares of our Common Stock, the consideration (if different from common stock), that the holders of shares of our Common Stock received due to such “fundamental transaction” or, at the holder’s option, the Black Scholes Value of the Class B Warrants as of the time of the “fundamental transaction.”

On May 6, 2009, Cranshire exercised all of the Class A Warrants resulting in our issuance of 9,183,562 shares of Common Stock and our receipt of approximately $3.8 million in proceeds from the exercise price thereof.

As of June 1, 2009, other warrants to purchase approximately 20.8 million shares of our Common Stock were outstanding, including the warrants issued in connection with the Private Placement.

Transfer Agent and Registrar.

The transfer agent and registrar for our shares of Common Stock is Computershare Investor Services, LLC.

3.	Terms of the Exchange Offers

Offer and Purchase Price. Upon the terms and subject to the conditions of the Exchange Offers (including, if any of the Exchange Offers are amended or further extended, the terms and conditions of any such amendment or extension), we are offering to exchange, in separate concurrent offers, shares of our Common Stock and cash for any and all of our:

•	$55,150,000 aggregate outstanding principal amount of 4% Notes;

•	$23,000,000 aggregate outstanding principal amount of 5.75% Notes;

•	$7,000,000 aggregate outstanding principal amount of 6.75% Notes;

•	$33,458,000 aggregate outstanding principal amount of 7.5% Notes; and

•	$335,000 aggregate outstanding principal amount of 9.0% Notes.

For each $1,000 principal amount of Notes tendered in each Exchange Offer, Holders will receive the Exchange Consideration. Accrued and unpaid interest up to, but not including, the settlement date, on Notes validly tendered and not withdrawn will be paid in cash. The Exchange Consideration will be the same for each Exchange Offer. Only Notes validly tendered and not properly withdrawn from an Exchange Offer will be exchanged in that Exchange Offer. Notes not exchanged in the Exchange Offers will be returned to the tendering Holders, at our expense, promptly after the expiration of the Exchange Offers.

As of June 1, 2009, an aggregate of approximately $55,150,000 principal amount of the 4% Notes were outstanding, an aggregate of approximately $23,000,000 principal amount of the 5.75% Notes were outstanding, an aggregate of approximately $7,000,000 principal amount of the 6.75% Notes were outstanding, an aggregate of approximately $33,458,000 principal amount of the 7.5% Notes were outstanding, and an aggregate of approximately $335,000 principal amount of the 9.0% Notes were outstanding.

The CUSIP numbers assigned to each series of Notes are set forth on the cover of this Offer to Exchange.

The portion of the Exchange Consideration consisting of shares of Common Stock to be issued in each Exchange Offer has not been registered with the SEC. As described elsewhere in this Offer to Exchange, the issuance of shares of Common Stock upon exchange of the Notes in the Exchange Offers is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We have not issued all of the Notes in offerings that were registered pursuant to the Securities Act and, therefore, certain Holders may receive shares of Common Stock that are restricted securities. However, the shares of Common Stock that you receive in the Exchange Offers should generally be freely tradable in accordance with Rule 144 under the Securities Act, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. If you hold restricted Notes and would like to receive unrestricted shares of Common Stock in the Exchange Offers, you should contact your custodian and request them to transfer your restricted Notes to the unrestricted CUSIP prior to tendering your Notes. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See Section 18, “Certain Securities Laws Considerations.”

Conditions. Our obligation to accept for exchange, and to exchange for, Notes validly tendered pursuant to each Exchange Offer is conditioned upon the satisfaction or waiver (to the extent permitted by law), on or prior to the Expiration Date, of the conditions set forth in Section 10, “Conditions of the Exchange Offers.” If by the Expiration Date any or all of such conditions have not been satisfied, we reserve the right (but will not be obligated) to (a) further extend or otherwise amend any of the Exchange Offers in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law, or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, exchange Notes validly tendered pursuant to one or more of the Exchange Offers.

Expiration of the Exchange Offers. The Exchange Offers have been extended and now will expire at 5:00 p.m., New York City time, on Tuesday, June 16, 2009, unless further extended by us.

4.	Amendment; Extension; Waiver; Termination.

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Exchange, we expressly reserve the right (but will not be obligated), at any time or from time to time, on or prior to the Expiration Date, regardless of whether or not any of the events set forth in Section 10, “Conditions of the Exchange Offers” shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of any Exchange Offer, (b) further extend any Exchange Offer, or (c) otherwise amend any Exchange Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate any Exchange Offer described under Section 10, “Conditions of the Exchange Offers.” Irrespective of any amendment to any Exchange Offer, all Notes previously tendered pursuant to any Exchange Offer and not accepted for exchange or withdrawn will remain subject to the Exchange Offers and may be accepted thereafter for exchange by us.

If we materially change the terms of any Exchange Offer or the information concerning any Exchange Offer, or if we waive a material condition to any Exchange Offer, we will disseminate additional information and extend such Exchange Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, further extend any Exchange Offer for any other reason. In addition, if the Exchange Consideration is increased or decreased for the Exchange Offers, the Exchange Offers, will remain open at least 10 business days from the date we first give notice of such increase or decrease to Holders, by press release or otherwise.

Any further extension, amendment or termination of any Exchange Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for exchange (whether before or after any Notes have been accepted for exchange pursuant to any Exchange Offer), or the exchange for, Notes subject to any Exchange Offer is delayed or if we are unable to accept for exchange, or exchange for, Notes pursuant to any Exchange Offer, then, without prejudice to our rights under such Exchange Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Exchange Consideration for Notes which we have accepted for exchange pursuant to an Exchange Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Exchange Offers. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Documents by Reference” in this Offer to Exchange.

5.	Certain Significant Considerations.

The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether to tender Notes pursuant to the Exchange Offers.

Position of the Company Concerning the Exchange Offers. Our Board of Directors has approved the Exchange Offers. However, neither we nor any member of our Board of Directors, the Financial Advisor, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes in the Exchange Offers. Neither we nor any member of our Board of Directors, the Financial Advisor, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to any Exchange Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Exchange and in the related Letter of Transmittal, including our reasons for making the Exchange Offers.

Necessity of Raising Additional Capital; Substantial Existing Indebtedness. We have substantial operating expenses associated with the development of our product candidates. We expect that our existing cash and cash equivalents, securities available-for-sale and interest receivable, including proceeds received from our offerings to date, will provide sufficient working capital to fund our presently anticipated operations through August 2009, and we therefore need to raise additional capital. We also have substantial existing debt and will continue to have substantial indebtedness after the Exchange Offers are consummated. There can be no assurance that we will have sufficient earnings, access to liquidity or cash flow in the future to meet our operating expenses and other obligations, including our debt service obligations under the Notes that remain outstanding following consummation of the Exchange Offers.

On May 11, 2009, we received $20.0 million in aggregate gross proceeds from the Private Placement.

In addition, we are exploring various financing options to raise additional funds to meet our operating expenses and other obligations, either through the sale of additional equity or debt securities or an asset sale. Assuming we raise additional funds as described above, we believe we will have sufficient cash to fund our operations as currently conducted and meet our obligations through August 2009. In addition, assuming we exchange 100% of the outstanding Notes in the Exchange Offers, we believe that the reduction in interest expense related to the Notes will improve our ability to meet our obligations.

Risk of Reduced Claim in the Event of a Bankruptcy. If a bankruptcy petition was filed against us or we filed a bankruptcy petition on or within 90 days (or within one year if the tendering holder is an insider) following the consummation of the Exchange Offers, it is possible that the payments we make to tendering Holders may constitute a voidable preference under U.S. bankruptcy law. For such a payment to be recovered as a voidable preference, we must have been insolvent at the time of the consummation of the Exchange Offers. There is a presumption that a debtor is insolvent during the 90 days prior to the filing of a bankruptcy petition, but a tendering Holder might try to rebut this presumption. We believe that we are presently solvent and that, taking into account the financing alternatives that we are presently considering as described in Section 9, “Source and Amount of Exchange Consideration,” including the Private Placement, we will be solvent after consummation of the Exchange Offers, but we can give no assurances that a court would not reach a contrary conclusion. If the tender of the Notes is deemed to be a voidable preference, the tendering Holder could be forced to return any payment received from us in the Exchange Offers and the claim of the Holder in subsequent bankruptcy proceedings may be limited to the amount returned rather than the principal amount of any Notes tendered by such Holder. As a result, Holders who tender their Notes in the Exchange Offer related to the Notes may have a reduced claim as opposed to Holders who do not tender in the Exchange Offers if we file for bankruptcy protection within 90 days following the consummation of the Exchange Offers.

Cancellation of Indebtedness Income to the Company. The exchange of Notes pursuant to the Exchange Offers will result in cancellation of indebtedness income for U.S. federal and state income tax purposes to us to the extent that the Exchange Consideration is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are exchanged. Although we cannot provide any assurances in this regard, we currently expect that, if the Exchange Offers result in cancellation of indebtedness income, some portion of such income will be offset by operating losses incurred during the current taxable year and by net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur U.S. federal and state income tax liabilities.

In addition, we may be subject to the alternative minimum tax provisions of the Code, in connection with cancellation of indebtedness income, if any resulting from the exchange of the Notes, because only a portion of our net operating losses will be deductible in calculating our alternative minimum tax liability. We may also be subject to state and local tax liability in connection with exchange of the Notes as a result of such cancellation of indebtedness income.

Inability to Use Net Operating Losses. We have substantial tax loss carryforwards for U.S. federal income tax purposes. As a result of prior changes in the stock ownership of the Company, our ability to use such carryforwards to offset future income or tax liability is limited under section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Moreover, future changes in the ownership of our stock, including those resulting from the issuance of shares of our Common Stock in the Exchange Offers, may further limit our ability to use our net operating losses.

Restructuring Costs. Restructuring our obligations under our Notes through the Exchange Offers has resulted in increased costs to us and will result in significant dilution to holders of shares of our Common Stock. We are incurring significant additional costs to finance the Exchange Offers, and holders of shares of our Common Stock will suffer significant dilution. The Holders will receive a portion of the Exchange Consideration in cash in connection with the Exchange Offers, which will decrease the cash available to fund our future operations. The Exchange Offers have also resulted in significant costs to us as we pay advisory and professional fees in connection with evaluating our alternatives under the Notes and pursuing the Exchange Offers.

Limited Trading Market for the Notes and the Effects of the Exchange Offers on the Market for Notes. The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available. To the extent that Notes are tendered and accepted for purchase pursuant to the Exchange Offers, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Exchange Offers may be adversely affected to the extent that the principal amount of the Notes purchased pursuant to the Exchange Offers reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not exchanged in the Exchange Offers. To the extent that a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, our performance and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Exchange Offers.

The Conversion Price of the Notes is Significantly Greater than our Recent Share Prices. The Notes are convertible into shares of our Common Stock only at the option of Holders at any time on or before the dates and at the current conversion prices as described in Section 2, “Description of the Notes; Comparison of the Notes and the Common Stock; Description of Capital Stock,” subject to adjustment for certain events. The closing price for shares of our Common Stock on The NASDAQ Capital Market on June 2, 2009 was $1.72 per share.

Conditions to the Consummation of the Exchange Offers and Related Risks. The Exchange Offers are subject to conditions described in more detail in Section 10, “Conditions of the Exchange Offers.” See also “Risk Factors” and the paragraphs entitled “Necessity of Raising Additional Capital; Substantial Existing Indebtedness” and “Risk of Reduced Claim in the Event of a Bankruptcy” above in this section.

Purchase of Notes following Consummation of the Exchange Offers. We may purchase or repay any Notes not tendered in the Exchange Offers on terms that could be more favorable to Holders than the terms of the Exchange Offers. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Notes through cash purchases and/or exchanges for our other securities, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any such purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Exchange Offers. We also reserve the right to repay any Notes not tendered in the Exchange Offers after the Notes become redeemable or at maturity. In addition, Holders may, under circumstances provided for in the respective Indentures, require us to repurchase some or all of their Notes if a “Change in Control” (as defined in the Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (and additional amounts, if any) to the repurchase date. If we repurchase or redeem Notes that are not tendered in the applicable Exchange Offer on terms that are more favorable than the terms of such Exchange Offer, those Holders that decided not to participate in such Exchange Offer would be better off than those that participated in such Exchange Offer.

Treatment of Notes Not Tendered in the Exchange Offers. Notes not tendered and exchanged in the Exchange Offers will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged. No amendment to the Indenture is being sought in connection with the Exchange Offers.

Under certain circumstances, we may redeem some or all of certain series of the Notes at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional amounts, if any) to the redemption date, and under certain circumstances, certain series of the Notes will automatically convert to shares of our Common Stock. See Section 2, “Description of the Notes; Comparison of the Notes and the Common Stock; Description of Capital Stock.” However, there can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from exchanging or purchasing any Notes, other than in the Exchange Offers, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

We may not be able to pay our debt and other obligations. If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Notes outstanding after the consummation of this Exchange Offers or our other obligations, we would be in default under the terms thereof, which would permit the Holders to accelerate the maturity of the Notes and also could cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Notes if payment of the Notes were to be accelerated following the occurrence of an event of default as defined in the Indenture.

6.	Procedures for Tendering Notes.

Proper Tender of Notes. For Notes held through a broker, dealer, commercial bank, trust company or other nominee to be validly tendered pursuant to the applicable Exchange Offer, the Depositary must receive confirmation of receipt of such Notes from DTC pursuant to the DTC transfer procedures outlined below on or prior to the Expiration Date. For Notes held in certificated form, the certificates evidencing such Notes together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Exchange. The tender of Notes pursuant to any Exchange Offer and pursuant to one of these procedures (subject to the right to withdraw tendered Notes set forth in Section 7, “Withdrawal of Tenders”) will constitute a binding agreement between the tendering Holder and us with respect to the Exchange Offer related to the tendered Notes upon subsequent acceptance of such tender by us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal regardless of whether such tendering Holder is required to complete and submit a Letter of Transmittal.

Except as provided below in the section “Guaranteed Delivery,” unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and deemed not validly tendered.

Tender of Notes Held Through DTC. The Depositary and DTC have confirmed to us that the Exchange Offers are eligible for transfer through DTC’s ATOP procedures. Accordingly, DTC participants may electronically transmit their acceptance of the applicable Exchange Offer(s) by causing DTC to transfer Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Depositary. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Depositary in order to validly tender their Notes.

The Depositary will establish and maintain one or more accounts with respect to the Notes at DTC promptly after the date of this Offer to Exchange (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of the Notes may make delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with the ATOP procedures for such transfer. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary which states that DTC has received an express acknowledgment from the DTC participant (i) tendering Notes which are held through DTC, and (ii) acknowledging that such DTC participant has received and agrees to be bound by the terms of the applicable Exchange Offer(s), as set forth in this Offer to Exchange and the Letter of Transmittal, and that we may enforce such agreement against such participant. The Depositary’s confirmation of an Agent’s Message, and transfer of Notes into the Depositary’s account at DTC, form a “Book-Entry Confirmation” pursuant to the ATOP procedures.

Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the applicable Exchange Offer(s) should contact such registered Holder promptly and instruct such registered Holder to tender Notes on such beneficial owner’s behalf through the ATOP procedures.

If a beneficial owner wishes to tender Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name. The transfer of record ownership may take considerable time.

Tender of Notes Held in Physical Form. In order to validly tender Notes held in physical form pursuant to the Exchange Offers, Holders must return a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, along with the certificates representing such Notes and any other documents required by the Letter of Transmittal, to the Depositary at its address set forth on the back cover of this Offer to Exchange, and the Depositary must receive such documents on or prior to 5:00 p.m., New York City time, on Tuesday, June 16, 2009.

Letters of Transmittal and Notes must be sent to the Depositary. Letters of Transmittal and Notes sent to us, the Financial Advisor, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed validly tendered by the Holder thereof.

The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to the Expiration Date. No alternative, conditional or contingent tenders of Notes will be accepted.

Signature Guarantees. No signature guarantee is required if the Notes tendered are tendered and delivered (a) by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Payment and/or Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes with respect to Notes so registered. See Instruction 1 of the Letter of Transmittal.

Guaranteed Delivery. If a Holder desires to tender Notes pursuant to any Exchange Offer and (a) certificates representing such Notes are not immediately available, (b) time will not permit such Holder’s Letter of Transmittal, Notes certificates and any other required documents to reach the Depositary on or prior to the Expiration Date, or (c) the procedures for DTC transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied: (i) the tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent’s Message with respect to guaranteed delivery that is received by the Depositary and accepted by us on or prior to the Expiration Date as provided below; and (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary’s account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent’s Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery must be delivered to the Depositary by hand, mail, overnight courier or by facsimile transmission and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Effect of the Agent’s Message or Letter of Transmittal. Subject to and effective upon the acceptance for exchange of and exchange for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or, in the case of a DTC transfer, by the transmission of an Agent’s Message), a tendering Holder (a) irrevocably sells, assigns and transfers to, or upon the order of, us all right, title and interest in and to all the Notes tendered thereby, waives any and all other rights with respect to such Notes (including without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued) and releases and discharges us from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to participate in any redemption or defeasance of the Notes or to be entitled to any of the benefits under the Indenture, and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as our agent) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon our order, (ii) present such Notes for transfer on the security register for the Notes, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will not have the rights to, or control over, funds from us, except as our agent, for the purchase price for any Notes tendered pursuant to the Exchange Offers that are exchanged by us), all in accordance with the terms of the applicable Exchange Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us. We reserve the right to reject any or all tenders of any Notes determined by us not to be in proper form or if the acceptance of or exchange of such Notes may, based on the advice of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive or amend any condition to any Exchange Offer that we are legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition to any Exchange Offer is waived with respect to any particular Holder of Notes subject to that Exchange Offer, the same condition will be waived with respect to all such Holders with respect to that Exchange Offer. Our interpretation of the terms and conditions of any Exchange Offer (including the Letter of Transmittal and the instructions thereto) may only be challenged in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Financial Advisor, the Depositary, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

Compliance with “Short Tendering” Rule. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Exchange Offer related to the Notes. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Exchange Offer related to the Notes under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of that Exchange Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Exchange Offer related to the Notes within the meaning of Exchange Act Rule 14e-4, and (b) the tender of such Notes complies with Rule 14e-4. Our acceptance for exchange of Notes tendered pursuant to an Exchange Offer related to the Notes will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions of that Exchange Offer.

7.	Withdrawal of Tenders.

A tender of Notes pursuant to an Exchange Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for exchange by us pursuant to that Exchange Offer, may be withdrawn at any time after midnight, New York City time, on Tuesday, July 7, 2009, but no Exchange Consideration shall be delivered in respect of Notes so withdrawn. Except as otherwise provided in this Offer to Exchange, tenders of Notes pursuant to the Exchange Offer related to the Notes are irrevocable.

After the Expiration Date, if, for any reason whatsoever, acceptance for exchange of, or exchange for, any Notes tendered pursuant to any Exchange Offer is delayed (whether before or after our acceptance for payment of Notes) or we are unable to accept for exchange or exchange for the Notes tendered pursuant to any Exchange Offer, we may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of Notes tendered pursuant to any Exchange Offer to be effective, a written notice of withdrawal or revocation must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Exchange. Any such notice of withdrawal must either, (i) for Notes tendered by means of a Letter of Transmittal, (a) specify the name of the person who tendered the Notes to be withdrawn, (b) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by DTC transfer) and the aggregate principal amount represented by such Notes, and (c) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the Holder withdrawing the tender has succeeded to the beneficial ownership of the Notes, or (ii) for Notes tendered through DTC, be in the form of a request for withdrawal message from DTC. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release is not affected by the Depositary.

Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in Section 6, “Procedures for Tendering Notes,” at any time on or prior to the Expiration Date.

Any Notes that have been tendered pursuant to an Exchange Offer but that are not exchanged will be returned to the Holder thereof at our expense promptly following the earlier to occur of the Expiration Date or the date on which such Exchange Offer is terminated without any Notes being exchanged thereunder.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us.

None of the Company, the Depositary, the Financial Advisor, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

8.	Acceptance of Notes for Exchange; Accrual of Interest.

Acceptance of Notes for Payment. Upon the terms and subject to the conditions of the Exchange Offers (including if any such Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on or prior to the Expiration Date, we will accept for exchange, and thereby exchange, all Notes validly tendered and not properly withdrawn pursuant to the applicable Exchange Offer.

We will be deemed to have accepted for exchange pursuant to the applicable Exchange Offer and thereby have exchanged, validly tendered Notes when we give written notice to the Depositary of our acceptance of the Notes for exchange pursuant to that Exchange Offer. In all cases, the Exchange Consideration (including cash and shares of Common Stock) for the tendered Notes will be deposited with the Depositary, which will act as agent for tendering Holders for the purpose of receiving the Exchange Consideration from us and transmitting such Exchange Consideration to such Holders.

We expressly reserve the right, in our sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for exchange of, or exchange for, Notes in order to comply, in whole or in part, with any applicable law. See Section 10, “Conditions of the Exchange Offers.” In all cases, delivery by the Depositary to Holders of Notes accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a DTC transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 6, “Procedures for Tendering Notes,” (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message, and (c) any other documents required by the Letter of Transmittal.

If the Exchange Offers are terminated or withdrawn, or the Notes subject to any Exchange Offer are not accepted for exchange, no Exchange Consideration will be delivered to Holders of those Notes. If any tendered Notes are not exchanged pursuant to the Exchange Offers for any reason, including because certificates are submitted evidencing more Notes than are tendered in that Exchange Offer, the Notes not exchanged will be returned at our expense, to the tendering Holder (or, in the case of Notes tendered by DTC transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Exchange Offers.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the exchange of Notes by us pursuant to the Exchange Offer related to that series of Notes. Holders who tender their Notes through their broker, dealer commercial bank, trust company or other nominee may be required to pay a fee or service charge. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Financial Advisor, the Information Agent and the Depositary in connection with the Exchange Offers.

Accrual of Interest. Holders who tender Notes and whose Notes are accepted for exchange pursuant to the Exchange Offers, will receive a cash payment for accrued but unpaid interest up to, but not including, the settlement date on such Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of exchanged Notes or otherwise.

9.	Source and Amount of Exchange Consideration.

The maximum amount of the cash portion of the Exchange Consideration we will use to exchange the Notes pursuant to all of the Exchange Offers is approximately $16.0 million (assuming we exchange $118,943,000 principal amount of Notes). The cash portion of the Exchange Consideration will be paid for with cash on hand and/or a portion of the $20.0 million aggregate gross proceeds from the Private Placement.

The portion of the Exchange Consideration consisting of shares of Common Stock will consist of newly issued shares of Common Stock for that purpose.

10.	Conditions of the Exchange Offers.

Notwithstanding any other provisions of the Exchange Offers and in addition to (and not in limitation of) our rights to further extend and/or amend any Exchange Offer, we shall not be required to accept for exchange, or exchange for Notes validly tendered pursuant to any Exchange Offer and may amend or further extend any Exchange Offer or delay or refrain from accepting for exchange, or exchanging for, any such Notes, in each event, subject to Exchange Act Rule 14e-1(c), and may terminate any Exchange Offer if:

•

in our reasonable judgment, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with any Exchange Offer or with acceptance for exchange or exchange for the Notes in any Exchange Offer:

•

there has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that:

•

challenges or seeks to make illegal, or to delay or otherwise to restrain, prohibit or otherwise affect the consummation of any Exchange Offer, the exchange of some or all of the Notes pursuant to any Exchange Offer or otherwise relates in any manner to any Exchange Offer; or

•

in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to exchange some or all of the Notes pursuant to the Exchange Offers;

•

there has been any action threatened in writing, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to any Exchange Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could:

•	make the acceptance for exchange of, or exchange for, some or all of the Notes illegal or otherwise restrict or prohibit consummation of any Exchange Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange or exchange for some or all of the Notes to be exchanged pursuant to any Exchange Offer; or

•	materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market for more than 24 hours;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of a war, armed hostilities or other international or national calamity directly involving the United States on or after May 11, 2009, including, but not limited to an act of terrorism;

•	any material escalation of any war or armed hostilities directly involving the United States which had commenced prior to May 11, 2009;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Notes or in our Common Stock; or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person, except for BAM Opportunity Fund LP, has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 11, 2009);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 11, 2009, except for BAM Opportunity Fund LP, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Exchange Offers made hereby), beneficial ownership of an additional 1% or more of our outstanding Common Stock;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of Common Stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of any Exchange Offer to us; or

•

any approval, permit, authorization, favorable review or consent of any governmental entity or regulatory or administrative agency or authority, domestic, foreign or supranational, required to be obtained in connection with any Exchange Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion.

The foregoing conditions are for our sole benefit, and the failure of any such condition to be satisfied prior to the Expiration Date may be asserted by us regardless of the circumstances giving rise to any such failure and any such failure may be waived by us in whole or in part at any time and from time to time prior to the Expiration Date in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. To the extent that we waive a condition with respect to one tender of Notes, we will waive that condition for all tenders.

For conditions that are based upon the occurrence of an event, we will determine whether the event has in fact occurred. For conditions that require a legal conclusion or analysis, we may seek and rely upon the advice of our legal counsel to determine whether that condition has been satisfied. For conditions that are subject to our sole discretion or judgment, our management or board of directors (or a committee thereof) will make a good faith determination as to whether the condition is satisfied based upon an assessment of the facts, circumstances and other information known by us at the time the decision is to be made, and we may, but are not obligated to, seek the advice, approval or consent of any other person. At present, we have not made a decision as to what circumstances would lead us to waive any condition and any such waiver would depend on all of the facts and circumstances prevailing at the time of the waiver. Any determination by us concerning the events described above may only be challenged in a court of competent jurisdiction. A non-appealable decision with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons. All conditions will be satisfied or waived on or prior to the Expiration Date.

11.	Certain U.S. Federal Income Tax Considerations.

The following is a description of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the exchange of Notes pursuant to the Exchange Offers and the ownership and disposition of our Common Stock received in the exchange. This description is based on the Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This description is not a complete description of all the tax consequences of an exchange pursuant to the Exchange Offers or the ownership and disposition of the Common Stock received in the exchange and, in particular, may not address U.S. federal income tax considerations applicable to persons subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders that mark-to-market, persons who hold their Notes or Common Stock as part of a hedge, straddle, integrated or conversion transaction, insurance companies, tax-exempt entities, controlled foreign corporations, passive foreign investment companies, partnerships, grantor trusts or other pass-through entities (and persons holding Notes or Common Stock through a partnership, grantor trust or other pass-through entity), certain United States expatriates or former long term residents of the United States, and tax-exempt entities). This discussion assumes that persons hold the Notes and any Common Stock received in the exchange as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This description also does not address tax consequences to U.S. Holders with a “functional currency” that is not the U.S. dollar. In addition, this description does not discuss any aspect of state, local, foreign or other tax laws that may be applicable to any person, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes or Common Stock, the tax treatment of such partnership, or a partner in the partnership, generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Notes or Common Stock, and persons that are partners in partnerships holding Notes or Common Stock, should consult their own tax advisors regarding the tax consequences of the Exchange Offers and the ownership and disposition of our Common Stock received in the exchange.

As used herein, a “U.S. Holder” is a beneficial owner of a Note or Common Stock received in the exchange that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, a state therein or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all the trust’s substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of a Note or Common Stock received in the exchange (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Characterization of the Notes.

We have treated and will continue to treat the Notes as debt instruments that are not “contingent payment debt instruments” for U.S. federal income tax purposes. The description below assumes that the Notes will be characterized as indebtedness, and will not be treated contingent payment debt instruments, in each case, for U.S. federal income tax purposes. If the U.S. Internal Revenue Service were to successfully assert that the Notes are contingent payment debt instruments, any gain recognized on the sale or other taxable disposition of the Notes would be treated as interest income, and, under certain circumstances, all, or a portion of, any loss recognized on such a sale or disposition of the Notes may be treated as an ordinary loss, rather than as capital gain or loss (as described below). Holders are urged to consult their own tax advisors regarding the potential treatment of the Notes as contingent payment debt instruments for U.S. federal income tax purposes.

Treatment of U.S. Holders.

Exchange of the Notes for Common Stock and Cash. The treatment of a U.S. Holder of the receipt of cash and Common Stock in exchange for the Notes will depend on whether the Notes are treated as “securities” for U.S. federal income tax purposes, in which case the exchange would qualify for “recapitalization” treatment under the Code. This determination is made separately for each series of Notes.

The term “security” is not defined in the Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk or is effectively holding a cash equivalent. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations with a maturity at issuance of ten (10) years or more constitute securities, whereas debt obligations with a maturity at issuance of less than five (5) years may not constitute securities.

The 4% Notes, the 6.75% Notes and the 7.5% Notes have original maturities of between five (5) and ten (10) years, and while not free from doubt, we intend to treat these notes as securities and the exchange of such Notes for cash and Common Stock as part of a recapitalization for U.S. federal income tax purposes. The treatment of the 5.75% Notes and the 9.0% Notes, each of which have original maturities of less than five (5) years, is unclear; however, we do not intend to treat these Notes as securities and intend to treat the exchange of such Notes for cash and Common Stock as a taxable transaction for U.S. federal income tax purposes. U.S. Holders are urged to consult their own tax advisor regarding the characterization of their Notes as securities for U.S. federal income tax purposes and the consequences of such treatment.

Recapitalization Treatment. The material U.S. federal income tax consequences of an exchange of Notes for cash and Common Stock that is properly classified as a recapitalization are as follows:

•

Gain (but not loss) would be recognized on the exchange in an amount equal to the lesser of (i) the amount of gain realized (measured by the amount by which the sum of the cash (other than any cash received in lieu of a fractional share and the portion of cash received that is properly allocable to accrued and unpaid interest) plus the fair market value of the Common Stock (treating fractional shares as issued for this purpose) received in the exchange exceeds the U.S. Holder’s adjusted tax basis in the Notes exchanged) and (ii) the amount of cash received (other than the portion of such cash that is properly allocable to accrued and unpaid interest and excluding any cash paid in lieu of a fractional share).

•	The holding period of the Common Stock would include the holding period of the Notes exchanged for such Common Stock.

•

The adjusted tax basis of the Common Stock (including a fractional share deemed received and sold as described below) should be equal to the adjusted tax basis of the Notes received in exchange for such Common Stock increased by any gain recognized in the exchange (except for any gain recognized with respect to the deemed sale of a fractional share as described below) and decreased by the amount of cash received (other than the portion of such cash that is properly allocable to accrued and unpaid interest and excluding cash paid in lieu of a fractional share).

•

If a U.S. Holder receives cash instead of a fractional share of Common Stock, the U.S. Holder should be treated as having received the fractional share of Common Stock pursuant to the exchange and then as having sold that fractional share of Common Stock for cash.

Taxable Transaction. If a Note does not constitute a security for U.S. federal income tax purposes, the exchange of that Note pursuant to the applicable Exchange Offer will be a fully taxable exchange and the exchanging U.S. Holder would recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash (other than in respect of accrued but unpaid interest) and the fair market value of any Common Stock received in exchange for such Note and (b) the U.S. Holder’s adjusted tax basis in such Note. See “Character of Gain or Loss,” below. In addition, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See “Interest,” below.

A U.S. Holder’s tax basis in the Common Stock received will equal the fair market value of such Common Stock on the date of the exchange. The U.S. Holder’s holding period in the Common Stock received should begin on the day following the exchange date.

Character of Gain or Loss. Subject to the discussion below in “Interest” and “Market Discount,” any gain or loss recognized on an exchange of a Note for cash and Common Stock should generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of the exchange. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

Market Discount. A U.S. Holder who acquired a Note with market discount generally will be required to treat all or a portion of the gain, if any, on a tender of the Note as ordinary income to the extent of the market discount accrued while the Note was held by such U.S. Holder, less any accrued market discount income previously reported as ordinary income. Subject to a de minimis exception, a Note generally has market discount if it was purchased after its original issuance for an amount less than its stated principal amount (or, in the case of a debt instrument with original issue discount (“OID”), its adjusted issue price). Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method. U.S. Holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under the market discount rules.

In the case of an exchange of Notes that qualifies as a recapitalization, the Code indicates that any accrued market discount in respect of the Notes in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount would carry over to any non-recognition property received in exchange therefor (i.e., to the Common Stock received in the exchange), such that any gain recognized by a U.S. Holder upon a subsequent disposition of such exchange consideration would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

Interest. The amount of any cash received by a U.S. Holder in respect of interest on the Notes, including any amounts attributable to accrued but unpaid interest that have not been reflected in the U.S. Holder’s adjusted tax basis in the Notes, generally will be taxable as ordinary income (unless offset by any amortized bond premium) regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the applicable Exchange Offer(s). Bond premium is the excess of the price at which a U.S. Holder purchases a Note over the principal amount of the Note, which the U.S. Holder may elect to amortize against interest payable on the Note based on a constant yield to maturity, except to the extent that the bond premium is attributable to the conversion feature of the Note.

Conversely, subject to the next sentence in the case of a recapitalization, a U.S. Holder generally would recognize a loss to the extent any accrued interest or OID that was previously included in its gross income and is not paid in full. However, the Internal Revenue Service (“IRS”) has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any accrued but unpaid OID since such OID is treated as part of the principal amount of the security for U.S. federal income tax purposes. It is also unclear whether a U.S. Holder of a Note would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included interest or OID that is not paid in full. U.S. Holders are urged to consult their own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest and OID for U.S. federal income tax purposes.

Dividends on Common Stock. Distributions on our Common Stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute dividends and will be includible in income by U.S. Holders when received. Under current law, such dividends paid to individual U.S. Holders who satisfy specified holding periods should generally qualify for a reduced rate of taxation. Certain corporate U.S. Holders may be entitled to a dividends received deduction. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital up to such U.S. Holder’s adjusted tax basis in the Common Stock, and thereafter as capital gain. Such capital gain generally will be long-term capital gain if the U.S. Holder held such Common Stock for more than one year immediately prior to such distribution.

Sale, Exchange or other Disposition of Common Stock. Upon the sale, exchange or other disposition of Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange or other disposition and (ii) the U.S. Holder’s adjusted tax basis in such Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Common Stock is more than one year at the time of the sale, exchange or other disposition. As discussed above, a U.S. Holder generally will be required to treat gain realized on the disposition of Common Stock (including certain dispositions that are non-recognition transactions under the Code) as ordinary income to the extent accrued market discount on the Notes is carried over to such stock.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply to Notes tendered in the Exchange Offers and distributions on, and proceeds from the sale, exchange or other disposition of, our Common Stock. U.S. federal income tax law requires that each tendering U.S. Holder provide the Depositary with such holder’s correct taxpayer identification number (“TIN”), which in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. If the Depositary is not provided with the correct TIN or an adequate basis for exemption, each non-exempt tendering holder may be subject to a backup withholding tax imposed on such U.S. Holder’s gross proceeds (including the portion attributable to accrued but unpaid interest and any OID) from the Exchange Offers and distributions on, and proceeds from the sale, exchange or other disposition of, our Common Stock. To prevent backup withholding, each tendering U.S. Holder should complete the Substitute Form W-9 attached to the Letter of Transmittal, and provide such holder’s correct TIN and certain other information under penalties of perjury or an adequate basis for exemption. Backup withholding tax is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld under the backup withholding rules. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained by a U.S. Holder by timely filing the appropriate claim for refund with the IRS.

Treatment of Non-U.S. Holders.

Exchange of the Notes for Common Stock and Cash. Any gain realized upon the exchange of a Note for Common Stock and cash generally will not be subject to U.S. federal income tax, unless:

•

in the case of gain recognized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;

•

the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty with the United States applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder); or

•	we are or have been a U.S. real property holding corporation during the applicable statutory period and certain other conditions are met.

In addition, corporate holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on any gain with respect to the Notes that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty with the United States applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder). If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty. We believe that we are not, and have not been, a U.S. real property holding corporation.

Interest. To the extent a Non-U.S. Holder receives amounts attributable to accrued but unpaid interest or any OID, such payments of interest or OID on the Notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if an income tax treaty applies, are either not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States or not attributable to a U.S. permanent establishment of the Non-U.S. Holder) will not be subject to U.S. federal income tax or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership or a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (3) our paying agent has received appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8IMY) establishing that the Non-U.S. Holder is not a United States person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax as described in the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate on payments of interest, unless such Non-U.S. Holder properly claims a valid exemption or reduction from withholding tax under an income tax treaty and properly executes an IRS Form W-8BEN or such Non-U.S. Holder properly claims that the interest is effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder). If amounts attributable to accrued but unpaid interest or OID are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest on a net-income basis in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise; however, the 30% withholding tax described above will not apply if the U.S. Holder provides an appropriate certification on IRS Form W-8ECI or a suitable substitute form. A Non-U.S. Holder that is a foreign corporation may be subject to an additional 30% branch profits tax on its effectively connected interest, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Dividends on Common Stock. Any dividends paid to a Non-U.S. Holder with respect to the shares of Common Stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN (or successor form) certifying its entitlement to benefits under a treaty. However, dividends that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate tax rates. Such a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to an additional 30% branch profits tax on its effectively connected income, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Information Reporting and Backup Withholding. The payment of the gross proceeds from the sale of a Note pursuant to the applicable Exchange Offer (including the portion attributable to accrued but unpaid interest and any OID) may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder timely provides a properly completed applicable IRS Form W-8.

The payments of dividends on the Common Stock will generally be subject to information reporting, regardless of whether withholding was required and any tax was withheld with respect to the dividend. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of dividends on Common Stock, provided that the payor does not have reason to know that the holder is a U.S. person and the holder has certified its status as a non-U.S. person, or the holder otherwise establishes an exemption. A Non-U.S. Holder generally will not be subject to backup withholding with respect to proceeds from the disposition of the Common Stock to or through the U.S. office of a broker, provided that the holder certifies its non-U.S. status and the broker does not have reason to know that the holder is a U.S. person, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax can be offset by the amount of tax withheld under the backup withholding rules, and, if backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained by the Non-U.S. Holder by timely filing the appropriate claim for refund with the Internal Revenue Service.

Tax Treatment of Non-Tendering Holders.

A Holder who does not tender Notes pursuant to the Exchange Offers will not recognize gain or loss for U.S. federal income tax purposes as a result of the Exchange Offers.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax considerations or any other considerations of the exchange of notes pursuant to the Exchange Offers. Thus, Holders are urged to consult their own tax advisors as to the specific tax consequences of the Exchange Offers to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

12.	Interests of Directors and Executive Officers; Transaction and Arrangements Concerning the Notes.

The following is a list of our directors and executive officers:

Name	Position
James A. Bianco, M.D.	Director, Chief Executive Officer
John H. Bauer	Director
Vartan Gregorian, Ph.D.	Director
Richard L. Love	Director
Mary O’Neil Mundinger, D.P.H.	Director
Phillip M. Nudelman, Ph.D.	Director
Jack W. Singer, M.D.	Director, Executive Vice President, Chief Medical Officer
Frederick W. Telling, Ph.D.	Director
Craig Philips	President
Louis A. Bianco	Executive Vice President, Finance and Administration
Dan Eramian	Executive Vice President, Corporate Communications

The business address for each of our directors and executive officers is at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, and the business phone number for each is (206) 282-7100.

To our knowledge:

•	neither we, nor any of our executive officers, directors or affiliates, has any beneficial interest in the Notes;

•	we will not exchange any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Exchange, none of such officers, directors or affiliates have engaged in any transactions in the Notes.

In connection with his or her services to us and our affiliates, each of our directors and executive officers is a party to ordinary course stock option, stock unit and/or restricted stock plans or other arrangements involving our shares of Common Stock. Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Exchange Offers or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

13.	Market and Trading Information.

The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. Certain institutions and securities dealers do provide quotations for and engage in transactions in the Notes. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly, depending on the trading volume, the balance between buy and sell orders, and other factors. Holders are urged to contact their brokers to obtain the best available information as to current market prices for the Notes.

Our shares of Common Stock into which the Notes are convertible are listed on The NASDAQ Capital Market and on the MTA (formerly the MTAX) in Italy under the symbol “CTIC.” Prior to January 8, 2009, our shares of Common Stock were listed on The NASDAQ Global Market. The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices of our shares of Common Stock as reported on The NASDAQ Global Market, and, as of January 8, 2009, The NASDAQ Capital Market. We did not declare or pay cash dividends with respect to our shares of Common Stock during any of the periods indicated below and do not expect to pay cash dividends on our shares of Common Stock in the foreseeable future. On April 15, 2007, we effected a one-for-four reverse stock split of our shares of Common Stock and on August 31, 2008, we effected a 1-for-10 reverse split of our shares of Common Stock.

	High	Low
2006
First Quarter	$92.80	$73.60
Second Quarter	$79.20	$53.20
Third Quarter	$83.20	$46.00
Fourth Quarter	$78.00	$57.20

2007
First Quarter	$72.40	$56.40
Second Quarter	$75.60	$28.50
Third Quarter	$49.70	$30.00
Fourth Quarter	$38.90	$15.90

2008
First Quarter	$19.90	$4.70
Second Quarter	$9.60	$4.60
Third Quarter	$4.90	$0.58
Fourth Quarter	$0.89	$0.12

2009
First Quarter	$0.97	$0.05
Second Quarter (through June 2, 2009)	$2.10	$0.30

As our market capitalization did not comply with the minimum market capitalization requirements for companies listed on The NASDAQ Global Market, we had a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) in November 2008 and presented a plan for regaining compliance with the NASDAQ Marketplace Rules. The Panel approved a transfer of our listing to The NASDAQ Capital Market effective with the opening of trading on January 8, 2009, subject to our evidencing compliance with all applicable requirements for continued listing on The NASDAQ Capital Market, including a minimum market value of listed securities of $35 million or its alternative, as set forth in NASDAQ Marketplace Rule 4103(c)(3), by February 12, 2009. On March 6, 2009, we were notified by NASDAQ that the NASDAQ Listing Qualifications Panel had determined to continue the listing of our Common Stock on The NASDAQ Capital Market, subject to the condition that, on or before April 6, 2009, we demonstrate compliance with all applicable standards for continued listing on The NASDAQ Capital Market, including the $35 million market value of listed securities requirement or one of its alternatives. In addition, the Panel issued a public reprimand for our prior failures to comply with the shareholder approval requirements and late filing of “Listing of Additional Shares” forms. On April 2, 2009, we were notified by NASDAQ that we had complied with the Panel’s decision dated March 6, 2009 and, accordingly, the Panel had determined to continue the listing of our shares of Common Stock on The NASDAQ Stock Market.

On June 2, 2009, the last reported sale price of our shares of Common Stock on The NASDAQ Capital Market was $1.72 per share. As of March 9, 2009, there were approximately 180 shareholders of record of our shares of Common Stock.

14.	Plan of Distribution.

In connection with the Exchange Offers, we are relying on Section 3(a)(9) of the Securities Act to exempt the portion of the Exchange Consideration consisting of shares of our Common Stock from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” In connection with the Exchange Offers, the portion of the Exchange Consideration consisting of shares of our Common Stock is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the Exchange Offers. In addition, none of the Financial Advisor or our other financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offers.

The issuance of shares of Common Stock upon exchange of the Notes is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Accordingly, whether any shares of Common Stock received by a tendering holder of Notes in connection with the Exchange Offers are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. We have not issued all of the Notes in offerings that were registered pursuant to the Securities Act and therefore, certain tendering Holders of Notes may receive shares of Common Stock that are restricted securities. However, the shares of Common Stock that you receive in the applicable Exchange Offer(s) should generally be freely tradable in accordance with Rule 144 under the Securities Act, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. If you hold restricted Notes and would like to receive unrestricted shares of Common Stock in the applicable Exchange Offer(s), you should contact your custodian and request them to transfer your restricted Notes to the unrestricted CUSIP. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See Section 18, “Certain Securities Laws Considerations.”

We have agreed to pay all expenses incident to the Exchange Offers. We will not, however, pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Notes pursuant to any Exchange Offer.

15.	The Financial Advisor, Information Agent and Depositary.

Financial Advisor. Piper Jaffray & Co. is acting as the Financial Advisor in connection with the Exchange Offers. We have agreed to pay the Financial Advisor a fee for its services as a Financial Advisor in connection with the Exchange Offers. In addition, we will reimburse the Financial Advisor for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. We have agreed to indemnify the Financial Advisor against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Exchange Offers or its engagement as Financial Advisor. The Financial Advisor has not been retained to solicit and is not soliciting acceptances of any Exchange Offer, nor is it making any recommendations with respect thereto.

Piper Jaffray & Co. and its affiliates have in the past provided us with and may in the future provide to us certain financial advisory, investment banking and other services in the ordinary course of their business for which they will be entitled to receive fees.

From time to time, the Financial Advisor and its affiliates may trade our securities for their own account or for the accounts of their customers and, accordingly, may hold long or short positions in the Notes or shares of our Common Stock at any time.

The Depositary and the Information Agent. We have retained U.S. Bank National Association to act as the Depositary, and Georgeson Inc. to act as the Information Agent, in connection with the Exchange Offers. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Exchange Offers should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Exchange.

We will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Exchange Offers, plus reimbursement for out-of-pocket expenses. We will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Exchange and the Letter of Transmittal should be directed to the Information Agent at its address or telephone number on the back cover of this Offer to Exchange.

16.	Solicitation.

Directors, officers and employees of either us or our affiliates, or the Information Agent may contact Holders by hand, mail, telephone or facsimile regarding the Exchange Offers and may request brokers, dealers and other nominees to forward this Offer to Exchange and related materials to beneficial owners of the Notes. Such directors, officers and employees will not be specifically compensated for providing such services.

17.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our exchange of Notes as contemplated in the Exchange Offers or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for our exchange of Notes as contemplated by the Exchange Offers. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the exchange of Notes tendered pursuant to the Exchange Offers pending the outcome of any such matter, subject to our right to decline to exchange Notes if any of the conditions in Section 10, “Conditions of the Exchange Offers” have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for exchange of or exchange for Notes tendered pursuant to the Exchange Offers pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for exchange or exchange for any Notes tendered. See Section 10, “Conditions of the Exchange Offers.”

18.	Certain Securities Laws Considerations.

The issuance of shares of Common Stock upon exchange of the Notes in the Exchange Offers is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Accordingly, whether any shares of Common Stock received by a tendering holder of Notes in connection with the Exchange Offers are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. We have not issued all of the Notes in offerings that were registered pursuant to the Securities Act and therefore, certain tendering Holders of Notes may receive shares of Common Stock that are restricted securities. However, the shares of Common Stock that you receive in the applicable Exchange Offer(s) should generally be freely tradable in accordance with Rule 144 under the Securities Act, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. If you hold restricted Notes and would like to receive unrestricted shares of Common Stock in the applicable Exchange Offer, you should contact your custodian and request them to transfer your restricted Notes to the unrestricted CUSIP prior to tendering such Notes. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

19.	Fees and Expenses.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Financial Advisor, the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the exchange of Notes by us pursuant to the Exchange Offers. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay certain fees and expenses of the Financial Advisor, the Information Agent and the Depositary in connection with the Exchange Offers.

We will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. We will not, however, pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Notes pursuant to the Exchange Offers.

20.	Miscellaneous.

We are making the Exchange Offers to all Holders. We are not aware of any jurisdiction in which the making of the Exchange Offers or the tender of Notes pursuant to the Exchange Offers would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of the Exchange Offers or the tender of Notes pursuant to the Exchange Offers would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such a good faith effort, we cannot comply with any such law, the Exchange Offers will not be made to, nor will tenders be accepted from or on behalf of, the Holders residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offers to be made by a licensed broker or dealer, the Exchange Offers will be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Exchange Offers. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Documents by Reference” in this Offer to Exchange.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR NOTES IN THE EXCHANGE OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY.

CELL THERAPEUTICS, INC.

June 2, 2009

The Letter of Transmittal and certificates representing Notes, and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below. To confirm delivery of the Notes, Holders are directed to contact the Depositary. Holders submitting certificates representing Notes to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by hand, mail or overnight courier. Facsimile copies of certificates representing Notes will not be accepted.

The Depositary for the Exchange Offers is:

U.S. BANK NATIONAL ASSOCIATION

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:	By Facsimile for Eligible (Institutions only):

U.S. Bank National Association West Side Flats Operations Center 60 Livingston Avenue St. Paul, MN 55107 Attn: Lori Buckles, Specialized Finance (Cell Therapeutics, Inc.)	(651) 495-3520 Attn: Lori Buckles, Specialized Finance Fax cover sheets should provide a call back phone number and request a call back, upon receipt. Confirm Receipt by Calling: (651) 495-3520

For Information Call: (651) 495-4738

Any questions or requests for assistance may be directed to the Information Agent or the Financial Advisor at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Exchange, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchanges.

The Information Agent for the Exchange Offers is:

GEORGESON INC.

199 Water Street, 26th Floor

New York, NY 10038

Please call toll-free (800) 457-0759

or (212) 440-9800 (collect)

The Financial Advisor for the Exchange Offers is:

PIPER JAFFRAY & CO.

345 California Street, Suite 2400

San Francisco, California 94104

Attn: Sarah Horn

(877) 371-5212 (toll free) or (415) 984-5118 (collect)